As filed with the Securities and Exchange Commission on June 7, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Euro Currency Trust

Sponsored by PADCO Advisors II, Inc.,
d/b/a Rydex Investments

(Exact name of Registrant as specified in its charter)

New York	6189
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

9601 Blackwell Road
Suite 500
Rockville, Maryland 20850
Phone: (301) 296-5100

(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Mr. Carl G. Verboncoeur
CEO and Treasurer
Rydex Investments
9601 Blackwell Road
Suite 500
Rockville, Maryland 20850
Phone: (301) 296-5100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

George T. Simon, Esq. Patrick Daugherty, Esq. Foley & Lardner LLP 321 N. Clark Street Suite 2800 Chicago, IL 60610-4764 Phone: (312) 832-4500 Fax: (312) 832-4700	W. John McGuire, Esq. Morgan, Lewis & Bockuis LLP 1111 Pennsylvania Avenue, N.W. Washington, D.C. 20004 Phone: (202) 739-3000 Fax: (202) 739-3001

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

Calculation of Registration Fee
Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per Share (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee
Euro Shares	300,000 Shares	$48.93	$14,679,000	$1,727.72

(1)   Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(d) under the Securities Act of 1933. The initial Baskets of 100,000 Shares will each contain 4,000,000 euro, or 40 euro per Share, and will be offered at a per Share price equal to the Federal Reserve Bank of New York's Noon Buying Rate, or exchange rate of U.S. dollars per euro. The exchange rate used to calculate the fee is the Noon Buying Rate of $1.2232 per euro on June 1, 2005.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registation statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and the Sponsor and the Trust are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Preliminary Prospectus	Subject to Completion	June 7, 2005

300,000 Shares

Euro Shares

The Euro Currency Trust (Trust) issues Euro Shares (Shares) that represent units of fractional undivided beneficial interest in, and ownership of, the Trust. PADCO Advisors II, Inc., d/b/a Rydex Investments is the sponsor of the Trust (Sponsor), The Bank of New York is the trustee of the Trust (Trustee), JPMorgan Chase Bank, N.A., London Branch, is the depository for the Trust (Depository), and Rydex Distributors, Inc. is the distributor for the Trust (Distributor). The Trust intends to issue additional Shares on a continuous basis through the Trustee.

The Shares may be purchased from the Trust only in one or more blocks of 100,000 Shares, as described in "Creation and Redemption of Shares." A block of 100,000 shares is called a Basket. The Trust issues Shares in Baskets on a continuous basis to certain authorized participants (Authorized Participants) as described in "Plan of Distribution." Each Basket, when created, is offered and sold to an Authorized Participant at the net asset value (NAV) for 100,000 Shares on the day that the order to create the Basket is accepted by the Trustee. It is expected that the Shares will be offered and sold to the public by Authorized Participants at varying prices to be determined by reference to, among other things, the market price of euro and the trading price of the Shares on the NYSE at the time of each sale.

The Sponsor intends to apply to the New York Stock Exchange (NYSE) to have the Shares trade on the NYSE under the symbol "FXE."

Investing in the Shares involves significant risks. See "Risk Factors," starting on page 8.

Neither the Securities and Exchange Commission (SEC) nor any state securities commission has approved or disapproved of the securities offered in this prospectus, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Shares are neither interests in nor obligations of the Sponsor, the Trustee, the Depository or the Distributor.

Neither the Shares nor the Deposit Account and the euro deposited in it is a deposit insured against loss by the Federal Deposit Insurance Corporation (FDIC) or any other federal agency of the United States. The Deposit Account and the euro deposited in it is a deposit insured against loss in England under the Financial Services Compensation Scheme established under the Financial Services Markets Act 2000, but only to a maximum of £31,700.

The date of this prospectus is     , 2005.

This prospectus contains information you should consider when making an investment decision about the Shares. You may rely on the information contained in this prospectus. The Trust and the Sponsor have not authorized any person to provide you with different information and, if anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell the Shares in any jurisdiction where the offer or sale of the Shares is not permitted.

The Shares are not registered for public sale in any jurisdiction other than the United States.

Table of Contents

Statement Regarding Forward-Looking Statements	ii
Glossary of Defined Terms	iii
Prospectus Summary	1
The Offering	3
Report of Independent Registered Public Accounting Firm	7
Statement of Financial Condition	8
Risk Factors	9
Use of Proceeds	13
Overview of the Foreign Exchange Industry	14
The Euro	15
Investment Attributes of the Trust	16
Description of the Trust	18
The Sponsor	19
The Trustee	20
The Depository	20
The Distributor	20
Description of the Shares	21
Description of the Deposit Account Agreement	22
Creation and Redemption of Shares	23
Description of the Trust Agreement	27
United States Federal Tax Consequences	35
ERISA and Related Considerations	38
Plan of Distribution	39
Legal Matters	40
Experts	40
Where You Can Find More Information	40
Index to Financial Statements	41

Authorized Participants may be required to deliver a prospectus when effecting transactions in the Shares. See "Plan of Distribution."

This prospectus summarizes certain documents and other information in a manner the Sponsor believes to be accurate. The information contained in the sections captioned "Overview of the Foreign Exchange Industry," "The Euro" and "Analysis of Movements in the Price of the Euro" is based on information obtained from sources that the Sponsor believes to be reliable. The accuracy, reliability and completeness of this information is not guaranteed, however, and has not been independently verified. In making an investment decision, you must rely on your own examination of the Trust, the foreign exchange market, the euro market, the terms of the offering and the Shares, including the merits and risks involved.

i

Statement Regarding Forward-Looking Statements

This prospectus includes "forward-looking statements" which generally relate to future events or future performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or the negative of these terms or other comparable terminology. All statements (other than statements of historical fact) included in this prospectus that address activities, events or developments that will or may occur in the future, including such matters as changes in currency prices and market conditions (for euro and the Shares), the Trust's operations, the Sponsor's plans and references to the Trust's future success and other similar matters are forward-looking statements. These statements are only predictions. Actual events or results may differ materially. These statements are based upon certain assumptions and analyses the Sponsor made, based on its perceptions of historical trends, current conditions and expected future developments, as well as other factors appropriate in the circumstances. Whether or not actual results and developments will conform to the Sponsor's expectations and predictions, however, is subject to a number of risks and uncertainties, including the special considerations discussed in this prospectus, general economic, market and business conditions, changes in laws and regulations, including those concerning taxes, made by governmental authorities and regulatory bodies and other world economic and political developments. See "Risk Factors." Consequently, all forward-looking statements made in this prospectus are qualified by these cautionary statements, and there can be no assurance that the actual results or developments that the Sponsor anticipates will be realized or, even if substantially realized, that they will result in the expected consequences to, or have the expected effects on, the Trust's operations or the value of the Shares. Moreover, neither the Sponsor nor any other person assumes responsibility for the accuracy or completeness of the forward-looking statements. Neither the Trust nor the Sponsor is under a duty to update any of the forward-looking statements to conform such statements to actual results or to reflect a change in the Sponsor's expectations or predictions.

Glossary of Defined Terms

In this prospectus, each of the following terms has the meaning assigned to it here:

"ANAV" — Adjusted NAV. See "Description of the Trust Agreement — Valuation of Euro, Definition of Net Asset Value and Adjusted Net Asset Value" for a description of how the ANAV of the Trust is calculated. The ANAV of the Trust is used to calculate the fees of the Trustee, the Sponsor and the Distributor.

"Authorized Participant" — A DTC Participant that is a registered broker-dealer or other securities market participant such as a bank or other financial institution that is not required to register as a broker-dealer to engage in securities transactions and that has entered into a Participant Agreement with the Trustee. Only Authorized Participants may place orders to create or redeem Baskets.

"Basket" — A block of 100,000 Shares.

"BNY" — The Bank of New York, a banking corporation organized under the laws of the State of New York with trust powers. BNY is the trustee of the Trust.

"Code" — The United States Internal Revenue Code of 1986, as amended.

"Creation Basket Deposit" — The deposit required to create one or more Baskets pursuant to a purchase order. This deposit will be an amount of euro bearing the same proportion to the number of Baskets to be created as the total assets of the Trust (net of estimated accrued but unpaid expenses) bears to the number of Baskets outstanding on the date that the order to purchase is properly received.

"Deposit Account" — The euro account of the Trust established with the Depository by the Deposit Account Agreement. The Deposit Account holds the euro deposited with the Trust.

Deposit Account Agreement" — The agreements, including the Account Application and the JP Morgan Chase Bank, N.A., Global Account Terms, between the Trustee and the Depository establishing the Deposit Account with the Depository.

"Depository" — JPMorgan Chase Bank, N.A., London Branch.

"Distributor" — Rydex Distributors, Inc., a Maryland corporation.

"Distributor Agreement" — The agreement between the Sponsor and the Distributor according to which the Distributor will assist the Sponsor with certain marketing activities as specified in "Plan of Distribution."

"DTC" — The Depository Trust Company. DTC is a limited purpose trust company organized under New York law, a member of the U.S. Federal Reserve System and a clearing agency registered with the SEC. DTC acts as the securities depository for the Shares.

"DTC Participant" — Participants in DTC, such as banks, brokers, dealers and trust companies.

"EONIA" — Euro OverNight Index Average. EONIA is the is the effective overnight reference rate for the euro and is the benchmark for the competitive market interest rate to be paid to the Shareholders of the Trust.

"ERISA" — The Employee Retirement Income Security Act of 1974, as amended.

"euro" — The currency of twelve European Monetary Union countries (Austria, Belgium, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain). The term "euro" is both singular and plural.

"Evaluation Time" — The time at which the Trustee values the euro held by the Trust, which is currently the time of the Noon Buying Rate determination and announcement on each day that the NYSE is open for regular trading. If, on a particular day, the Noon Buying Rate has not been determined and announced by 2:00 PM (New York time), then the Evaluation Time shall be the most recent time as of which the Federal Reserve Bank of New York shall have determined the Noon Buying Rate.

"Exchange Act" — The Securities Exchange Act of 1934, as amended.

"Federal Reserve Bank" — One of the twelve banks that, together with their branches, compose the U.S. Federal Reserve System.

"Foreign exchange" — Non-U.S. currency.

"Indirect Participants" — Those banks, brokers, dealers, trust companies and others that maintain, either directly or indirectly, a custodial relationship with a DTC Participant.

"JP Morgan Chase, London Branch" — The London branch of JPMorgan Chase Bank, N.A., a U.S. national banking association.

"NASD" — the National Association of Securities Dealers, Inc., which is registered as a national securities association under the Exchange Act and has self-regulatory responsibilties with respect to its members.

"NAV" — Net asset value. The Trustee determines the NAV of the Trust as soon as practicable after the Federal Reserve Bank of New York announces the Noon Buying Rate on each day that the NYSE is open for regular trading. If, on a particular evaluation day, the Noon Buying Rate has not been determined and announced by 2:00 PM (New York time), then the most recent Federal Reserve Bank of New York determination of the Noon Buying Rate shall be used to determine the NAV of the Trust unless the Trustee, in consultation with the Sponsor, determines that such price is inappropriate to use as the basis for such valuation. In the event that the Trustee and the Sponsor determine that the most recent Federal Reserve Bank of New York determination of the Noon Buying Rate is not an appropriate basis for valuation of the Trust's euro, they shall determine an alternative basis for such evaluation to be employed by the Trustee.

"Noon Buying Rate" — The euro/USD exchange rate as determined by the Federal Reserve Bank of New York as of 12:00 PM (New York time) on each day that the NYSE is open for regular trading.

"OTC" — The global over-the-counter market for transactions in foreign exchange, including spot and forward transactions, swaps and transactions in options and other instruments that derive their value from foreign exchange.

"PADCO Advisors II, Inc., d/b/a Rydex Investments" — The Sponsor of the Trust.

"Participant Agreement" — An agreement entered into by each Authorized Participant with the Sponsor and the Trustee that states the procedures for the creation and redemption of Baskets and for the delivery of euro required for creation and redemption.

"Shareholders" — Share owners.

"Shares" — Units of fractional undivided beneficial interest in, and ownership of, the Trust, which are issued by the Trust and named "Euro Shares."

"Sponsor" — PADCO Advisors II, Inc., a Maryland corporation d/b/a/ Rydex Investments.

"SWIFT" — Society for Worldwide Interbank Financial Telecommunication.

"Trust" — The Euro Currency Trust, a grantor trust to be formed under New York law pursuant to the Trust Agreement.

"Trust Agreement" — The agreement governing the Trust among the Sponsor, the Trustee, the registered holders and beneficial owners of Shares and all persons depositing euro for creation of Shares, which sets forth the rights and duties of the parties to that agreement.

"Trustee" — BNY, the trustee of the Trust.

"USD" — United States dollar or dollars.

"U.S. Shareholder" — A Shareholder that is: (1) an individual who is treated as a citizen or resident of the United States for U.S. federal income tax purposes; (2) a corporation created or organized in or under the laws of the United States or any political subdivision thereof; (3) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or (4) a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons (within the meaning of Code section 7701(a)(30)) have the authority to control all substantial decisions of the trust, or if the trust has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

v

Prospectus Summary

This is only a summary of the prospectus. While it contains material information about the Trust and the Shares, it does not contain or summarize all of the information about the Trust and the Shares contained in this prospectus that is material or may be important to you. You should read this entire prospectus, including "Risk Factors" beginning on page 8, before making an investment decision about the Shares.

TRUST STRUCTURE

The Trust is a grantor trust to be formed under New York law pursuant to the Trust Agreement. The Trust will hold euro and is expected from time to time to issue Baskets in exchange for deposits of euro and to distribute euro in connection with redemptions of Baskets. The investment objective of the Trust is for the Shares to reflect the price of the euro. The Sponsor believes that, for many investors, the Shares represent a cost-effective investment in euro. The material terms of the Trust Agreement are discussed in greater detail in "Description of the Trust Agreement." The Shares represent units of fractional undivided beneficial interest in, and ownership of, the Trust. The Sponsor intends to apply to the NYSE to have the Shares trade on the NYSE under the symbol "FXE."

The Sponsor is PADCO Advisors II, Inc., d/b/a Rydex Investments. The Sponsor is responsible for establishing the Trust and for registering the Shares. The Sponsor generally oversees the performance of the Trustee and the Trust's principal service providers, but does not exercise day-to-day oversight over the Trustee and the Trust's service providers. The Sponsor may remove the Trustee if any of various events occur. See "Description of the Trust Agreement — The Trustee — Resignation, discharge or removal of trustee; successor trustees" for more information.

To assist the Sponsor in marketing the Shares, the Sponsor will enter into a Distributor Agreement with the Distributor.

The Sponsor maintains a public website on behalf of the Trust, containing information about the Trust and the Shares. The internet address of the Trust's website is                                     . This internet address is provided here only as a convenience to you; the information contained on or connected to the Trust's website is not considered part of this prospectus. The general role and responsibilities of the Sponsor are discussed further under "The Sponsor."

The Trustee is The Bank of New York. The Trustee is generally responsible for the day-to-day administration of the Trust. This includes selling the Trust's euro if needed to pay the Trust's expenses (euro sales, if needed, would be expected to occur approximately monthly in the ordinary course), calculating the NAV of the Trust and the NAV per Share, receiving and processing orders from Authorized Participants to create and redeem Baskets, coordinating the processing of such orders with the Depository and DTC and monitoring the Depository. The general role, responsibilities and regulation of the Trustee are further described under "The Trustee."

The Depository is JPMorgan Chase, London Branch. The Depository accepts Trust euro deposited with it by Authorized Participants in connection with the creation of Baskets. The Depository facilitates the transfer of euro into and out of the Trust through the euro account maintained with it by the Trust. The general role, responsibilities and regulation of the Depository are further described under "The Depository" and "Description of the Deposit Account Agreement."

Detailed descriptions of certain specific rights and duties of the Trustee and the Depository are set forth under "Description of the Trust Agreement" and "Description of the Deposit Account Agreement."

The Distributor is Rydex Distributors, Inc. The Distributor is assisting the Sponsor in developing a marketing plan for the Trust, preparing marketing materials regarding the Shares, including the content of the Trust's website, executing the marketing plan for the Trust and providing strategic and tactical research on the foreign exchange markets, in each case in compliance with applicable laws and regulations.

TRUST OVERVIEW

The investment objective of the Trust is for the Shares to reflect the price of the euro. The Shares are intended to provide institutional and retail investors with a simple, cost-effective means of gaining investment benefits similar to those of holding euro. The Shares are an investment that is:

Easily Accessible.    Investors will be able to access the euro market through a traditional brokerage account. When admitted to trading, the Shares will be bought and sold on the NYSE like any other exchange-listed security, except that they will regularly be traded until 4:15 PM (New York time) instead of 4:00 PM (New York time).

Exchange Traded.    Because they will be traded on the NYSE, the Shares will provide investors with an efficient means of implementing investment tactics and strategies that involve euro. NYSE-listed securities are eligible for margin accounts. Accordingly, investors will be able to purchase and hold Shares with borrowed money to the extent permitted by law.

Transparent.    The Shares will be backed by the assets of the Trust, which will not hold or use derivative products. The value of the holdings of the Trust will be reported on the Trust's website every business day.

Investing in the Shares will not insulate the investor from price volatility or other risks. See "Risk Factors."

PRINCIPAL OFFICES

The principal offices of the Trust are the offices of Rydex Investments at 9601 Blackwell Road, Suite 500l Rockville, Maryland 20850. The telephone number of Rydex Investments at that address is (800) 820-0888.

The Offering

Offering	The Shares represent units of fractional undivided beneficial interest in, and ownership of, the Trust.

Use of proceeds	The proceeds received by the Trust from the issuance and sale of Baskets are euro. In accordance with the Trust Agreement, during the life of the Trust these proceeds will only be (1) owned by the Trust and held by the Depository, (2) disbursed or sold as needed to pay the Trust's expenses and (3) distributed to Authorized Participants upon the redemption of Baskets.

Proposed NYSE symbol	FXE

CUSIP

Creation and redemption	The Trust will create and redeem the Shares on a continuous basis, but only in Baskets. A Basket is a block of 100,000 Shares. The creation and redemption of Baskets requires the delivery to the Trust or the distribution by the Trust of the amount of euro represented by the Baskets being created or redeemed, the amount of which is based on the combined NAV per Share of the number of Shares included in the Baskets being created or redeemed. Three Baskets, representing 300,000 Shares or 12,000,000 euro, is the minimum amount that must be issued and sold by the Trust for this offering to be consummated and for the Shares to commence trading on the NYSE. Baskets may be created or redeemed only by Authorized Participants. Authorized Participants pay a transaction fee for each order to create or redeem Baskets and may sell to other investors the Shares included in the Baskets that they create. See "Creation and Redemption of Shares" for more details.

Interest on deposits	The euro received by the Trust upon the creation of Baskets will be deposited, in each case, into a euro-denominated, interest-bearing demand account at JPMorgan Chase, London Branch. The interest rate payable upon the Trust's euro deposits is EONIA less 20 basis points. The Depository may change this rate in the future if there are significant changes in conditions such as significant market rate changes, the euro balance in the Deposit Account is significantly different than anticipated by the Depository or the Depository believes that EONIA does not accurately reflect the market. If the Sponsor believes that an interest rate proposed to be paid by the Depository is not competitive, the Sponsor's recourse will be to remove the Depository and terminate the Deposit Account. See "Description of the Deposit Account Agreement." None of the Depository, the Trustee or the

Sponsor has the power or authority to deposit or invest the Trust's euro in any other person, entity or account. Interest earned on the deposited euro, and any interest on interest, will be used primarily to pay the Trust's expenses. Such interest is not expected to form a significant part of the Shareholders' investment return. Neither the Shares nor the Deposit Account and the euro deposited in it is a deposit insured against loss by the FDIC or any other federal agency of the United States. The Deposit Account and the euro deposited in it is a deposit insured against loss in England under the Financial Services Compensation Scheme established under the Financial Services Markets Act 2000, but only to a maximum of £31,700.

Net Asset Value	The NAV of the Trust is the aggregate value, expressed in U.S. dollars, of the Trust's assets, consisting of euro (including interest accumulated thereon), less the Trust's liabilities (including estimated accrued but unpaid expenses). In determining the NAV of the Trust, the Trustee values the euro held by the Trust on the basis of the Noon Buying Rate as determined by the Federal Reserve Bank of New York on each day that the NYSE is open for regular trading. If, on a particular Evaluation Day, the Noon Buying Rate has not been determined and announced by 2:00 PM (New York time), then the most recent Federal Reserve Bank of New York determination of the Noon Buying Rate shall be used to determine the NAV of the Trust unless the Trustee, in consultation with the Sponsor, determines that such price is inappropriate to use as the basis for such valuation. In the event that the Trustee and the Sponsor determine that the most recent Federal Reserve Bank of New York determination of the Noon Buying Rate is not an appropriate basis for valuation of the Trust's euro, they shall determine an alternative basis for such evaluation to be employed by the Trustee. The Trustee also determines the NAV per Share, which equals the NAV of the Trust, divided by the number of outstanding Shares.

Trust expenses	The Trust's expenses consist of fees based on the NAV of the Trust and other expenses not based on the value of the Trust's assets. The Trust's only ordinary recurring expense is expected to be the Sponsor's fee. The Sponsor's fee will be reflected in the daily NAV of the Trust and will not exceed % of NAV. The Sponsor is obligated under the Trust Agreement to pay the organizational expenses of the Trust, the Trustee's monthly fee, the Depository's fee, the Distributor's fee, NYSE listing fees, SEC registration fees, printing and mailing costs, audit fees and legal fees. The Trust may incur additional expenses; see "Description of the Trust Agreement — Expenses of the Trust." Under most circumstance, the interest earned on the euro deposited in the Trust should exceed Trust expenses. To pay the Trust's expenses, the Trustee will first use interest earned. If that is not sufficient to pay the Trust's expenses, then the Trustee will sell euro as needed. In either case, euro will be converted to USD at a rate proximate to the Noon Buying Rate on the expense payment date in order that the expenses might be paid in USD with no accumulation of USD in the Deposit Account. Each sale of euro by the Trust is a taxable event to the Shareholders. See "United States Federal Tax Consequences — Taxation of U.S. Shareholders." In estimating the amount of such expenses that are accrued but unpaid, the Trust will use the Noon Buying Rate in effect at the estimate date. The USD amount estimated for accrued but unpaid expenses at any time may be more or less than the USD amount later paid for such expenses. See "Investment Attributes of the Trust — Trust Expenses" and "Description of the Trust Agreement — Expenses of the Trust."

Sponsor's fees	The Sponsor's fee is payable monthly in arrears and is accrued daily at an annual rate equal to % of the daily ANAV of the Trust.

Termination events	The Trustee will terminate and liquidate the Trust if any of the following events occur:

•	Shareholders holding at least 75% of the outstanding Shares notify the Trustee that they elect to terminate the Trust;

•	the Sponsor resigns or is unable to perform its duties or becomes bankrupt or insolvent and the Trustee does not appoint a successor and does not agree to act as sponsor; or

•	the aggregate market capitalization of the Trust, based on the closing price for the Shares, was less than $300 million for five consecutive trading days.

The Sponsor may, and it is anticipated that it will, direct the Trustee to terminate and liquidate the Trust if any of the following events occur:

•	DTC, the securities depository for the Shares, is unwilling or unable to perform its functions under the Trust Agreement and no suitable replacement is available;

•	the Shares are de-listed from the NYSE and are not listed for trading on another U.S. national securities exchange or through the NASDAQ Stock Market within five business days from the date the Shares are de-listed;

•	the NAV of the Trust remains less than $100 million for 30 consecutive business days at any time after the first 90 days of the Shares being traded on the NYSE;

•	the Trustee resigns or is removed and no successor trustee is appointed within 60 days;

•	the Depository resigns or is removed;

•	all of the Trust's assets are sold;

•	the SEC determines that the Trust is an investment company under the Investment Company Act of 1940, as amended, and the Trustee has actual knowledge of such SEC determination; or

•	the Trust fails to qualify for treatment, or ceases to be treated, for U.S. federal income tax purposes, as a grantor trust.

In any event, the Trust will terminate upon the expiration of the maximum period for which it is allowed to exist under New York Law. Ninety days or more after the termination of the Trust, the Trustee may sell the Trust's euro and, after paying or making provision for the Trust's liabilities, distribute the proceeds to the Shareholders upon surrender of the Shares. See "Description of the Trust Agreement — Termination of the Trust."

Authorized Participants	An Authorized Participant is a DTC Participant that is a registered broker-dealer or other securities market participant such as a bank or other financial institution that is not required to register as a broker-dealer to engage in securities transactions and has entered into a Participant Agreement with the Trustee. Only Authorized Participants may place orders to create or redeem Baskets. The Participant Agreement provides the procedures for the creation and redemption of Baskets and for the delivery of euro required for creation or redemption. A list of the current Authorized Participants can be obtained from the Trustee or the Sponsor. See "Creation and Redemption of Shares" for more details.

Clearance and settlement	The Sponsor and the Trustee will apply to DTC for acceptance of the Shares in its book-entry settlement system. If the Shares are eligible for book-entry settlement, all Shares will be evidenced by global certificates issued by the Trustee to DTC and will be available only in book-entry form. In such case, Shareholders will hold their Shares through DTC, if they are DTC Participants, or through Authorized Participants or Indirect Participants.

Report of Independent Registered Public Accounting Firm

[To be furnished by amendment.]

Statement of Financial Condition

Pro Forma as of the Opening of Business on             , 2005

Assets

Investment in euro, at market value (1)	$ [a]
Total assets	[a]

Liabilities
Accounts payable (2)	—
Total liabilities	—

Net Asset Value
Total net asset value (applicable to Shares outstanding) (3)	[a]

Net Asset Value per Share
NAV per Share (consisting of [a / 100,000] Shares outstanding) (3)	$ [a / 100,000]

(1)	The Depository will receive 4,000,000 euro on behalf of the Trust from an Authorized Participant in exchange for each Basket (consisting of 100,000 Shares) immediately before the effective date of the registration statement of which this prospectus is a part. These Authorized Participants are identified in "Plan of Distribution." The market value of the euro will be based on the Noon Buying Rate on , 2005.

(2)	The costs of the organization of the Trust and of this offering of Shares, estimated at $1 million, will be borne by the Sponsor. After the offering, the Trust will pay its own operating expenses, including the fees of the Trustee, as described under "Description of the Trust Agreement — Expenses of the Trust."

(3)	The Shares are created and redeemed in Baskets of 100,000. See "Creation and Redemption of Share."

Risk Factors

You should consider carefully the risks described below before making an investment decision. You should also refer to the other information included in this prospectus, including the Trust's financial statements and the related notes.

The value of the Shares relates directly to the value of the euro held by the Trust. Fluctuations in the price of the euro could materially and adversely affect the value of the Shares.

The Shares are designed to reflect the price of the euro, plus accumulated interest, less the Trust's expenses. The price of the euro has fluctuated widely over the past several years. Several factors may affect the price of the euro, including:

•	National debt levels and trade deficits;

•	Domestic and foreign inflation rates and investors' expectations concerning inflation rates;

•	Domestic and foreign interest rates and investors' expectations concerning interest rates;

•	Currency exchange rates;

•	Investment and trading activities of mutual funds, hedge funds and currency funds; and

•	Global or regional political, economic or financial events and situations.

In addition, there is no assurance that the euro will maintain its long-term value in terms of purchasing power in the future. When the price of the euro declines, the Sponsor expects the price of a Share to decline as well.

The euro/USD exchange rate, like foreign exchange rates in general, can be volatile and difficult to predict. This volatility could materially and adversely affect the performance of the Shares.

Foreign exchange rates are influenced by the factors identified immediately above and may also be influenced by: changing supply and demand for a particular currency; monetary policies of governments (including exchange control programs, restrictions on local exchanges or markets and limitations on foreign investment in a country or on investment by residents of a country in other countries); changes in balances of payments and trade; trade restrictions; and currency devaluations and revaluations. Also, governments from time to time intervene in the currency markets, directly and by regulation, in order to influence prices directly. These events and actions are unpredictable. The resulting volatility in the euro/USD exchange rate could materially and adversely affect the performance of the Shares.

The Deposit Account is not entitled to payment at any office of JPMorgan Chase Bank, N.A. located in the United States.

The federal laws of the United States require that the euro-denominated demand deposit account of the Depository that will be the Deposit Account and will, accordingly, accept euro received upon the creation of each Basket, may not be payable at a bank office located in the United States because the account is interest bearing. Therefore, payments out of the Deposit Account will be payable only at the London branch of JPMorgan Chase Bank, N.A., located in England. The Trustee will not be entitled to demand payment of this account at any office of JPMorgan Chase Bank, N.A. that is located in the United States. JP Morgan Chase Bank, N.A. will not be required to repay the deposit if its London branch cannot repay the deposit due to an act of war, insurrection or civil strife or an action by a foreign government or instrumentality (whether de jure or de facto) in England.

Shareholders will not have the protections associated with ownership of a demand deposit account insured in the United States by the Federal Deposit Insurance Corporation and the protection provided in England under English law is severely limited.

Neither the Shares nor the Deposit Account and the euro deposited in it is a deposit insured against loss by the FDIC or any other federal agency. Additionally, the protection provided in England under the Financial Services Compensation Scheme established under the Financial Services and Markets Act 2000 is limited to a maximum of £31,700.

Euro held in the Deposit Account will not be segregated from the Depository's assets. If the Depository becomes insolvent, then its assets might not be adequate to satisfy a claim by the Trust or any Authorized Participant. In addition, in the event of the insolvency of the Depository or the U.S. bank of which it is a branch, there may be a delay and costs incurred in identifying the euro held in the Deposit Account.

Euro deposited in connection with the creation or redemption of a Basket will be held in an unallocated account. Accordingly, the Trust will have no proprietary rights to any specific euro held by the Depository and will be an unsecured creditor of the Depository with respect to the euro held in the account and the Trust will be an unsecured creditor of the Depository with respect to the euro in the event of the insolvency of the Depository or the U.S. bank of which it is a branch. In the event the Depository or the U.S. bank of which it is a branch becomes insolvent, the Depository's assets might not be adequate to satisfy a claim by the Trust or any Authorized Participant for the amount of euro and the Trust will generally have no right to assets other than those of the Depository (i.e., JPMorgan Chase Bank's London branch).

In the case of the insolvency of the Depository or the U.S. bank of which it is a branch, a liquidator may seek to freeze access to the euro held in all of the accounts by the Depository, including the Deposit Account. The Trust could incur expenses in connection with asserting its claims, and the assertion of such a claim by the liquidator could delay creations and redemptions of Baskets. These problems would be exacerbated by the reality that the Deposit Account will not be held in the U.S. but instead will be held at the London branch of a U.S. national bank, where it will be subject to English insolvency law.

The Shares are a new securities product. Their value could decrease if unanticipated operational or trading problems were to arise.

The mechanisms and procedures governing the creation, redemption and offering of the Shares have been developed specifically for this offering. Unanticipated issues might arise with respect to the mechanics of Trust operations and the trading of the Shares. These issues could have a material, adverse effect on the value of an investment in the Shares. In addition, to the extent that unanticipated operational or trading problems or issues arise, the Sponsor's past experience and qualifications might not be suitable for solving the problems.

Shareholders will not have the protections associated with ownership of shares in an investment company registered under the Investment Company Act of 1940.

The Trust is not registered as an investment company under the Investment Company Act of 1940 and is not required to register under that Act. Consequently, Shareholders will not have the regulatory protections afforded to investors in registered investment companies.

Shareholders will not have the rights enjoyed by investors in certain other financial instruments.

As interests in a grantor trust, the Shares will have none of the statutory rights normally associated with the ownership of shares of a business corporation, including, for example, the right to bring "oppression" or "derivative" actions. In addition, the Shares have limited voting and distribution rights. For example, Shareholders will not have the right to elect directors. See "Description of the Shares" for a description of the limited rights of the holders of Shares.

The Shares may trade at a price which is at, above, or below the NAV per Share.

The NAV per Share fluctuates with changes in the market value of the Trust's assets. The market price of Shares can be expected to fluctuate in accordance with changes in the NAV per Share, but also in response to market supply and demand. As a result, the Shares might trade at prices at, above or below the NAV per Share.

The interest rate earned by the Trust, although competitive, may not be the best rate available.

The Depository is obligated to endeavor to pay a competitive market interest rate to the Trust. The interest rate payable upon the Trust's euro deposits is EONIA less 20 basis points. The Depository may change this rate in the future if there are significant changes in conditions such as significant market rate changes, the euro balance in the Deposit Account is significantly different than anticipated by the Depository or the Depository believes that EONIA does not accurately reflect the market. Although the Sponsor will generally be notified of interest rate changes by the Depository, there can be no assurance that the Sponsor will be able to influence the Depository decisively to increase any interest rate that it may offer to pay to the Trust on deposited euro. If the Sponsor believes that an interest rate proposed to be paid by the Depository is not competitive, the Sponsor's recourse will be to remove the Depository and terminate the Deposit Account. The Depository will not be paid a fee for its services to the Trust; rather, it will generate income or loss based on its ability to earn a "spread" or "margin" over the interest it pays to the Trust by using the Trust's euro to make loans or in other banking operations. For these reasons, you should not expect that the Trust will be paid the best available interest rate at any time or over time.

The possible sale of euro by the Trust to pay expenses, if required, will reduce the amount of euro represented by each Share on an ongoing basis regardless of whether the price of a Share rises or falls in response to changes in the price of the euro.

Each outstanding Share represents a fractional undivided interest in the euro owned by the Trust. The Trust expense are described in "Investment Attributes of the Trust — Trust Expenses" and "Description of the Trust Agreement — Expenses of the Trust." Because the euro owned by the Trust will be held in an interest-bearing demand deposit account of the Depository, the Sponsor does not expect the Trust will need to sell euro to pay its expenses (other than the euro paid as interest on the account). If expenses incurred by the Trust exceed the interest earned, however, then the Trust will be required to sell euro and the amount of euro represented by a Share will decline at such time. This is true even if additional Shares are issued in exchange for additional deposits of euro into the Trust, as the amount of euro required to create Shares will proportionately reflect the amount of euro represented by the Shares outstanding at the time of creation. Accordingly, it is possible that the value of a Share will decline below the euro value represented by the Share when purchased by an investor.

The sale of the Trust's euro, if necessary, to pay expenses at a time when the price of the euro is relatively low could adversely affect the value of the Shares.

The Trustee will sell euro held by the Trust to pay Trust expenses as needed irrespective of the price of the euro then prevailing. The Trust is not managed actively. No attempt will be made to buy or sell euro to protect against, or to take advantage of, fluctuations in the price of the euro. Therefore, the Trust's euro might be sold at a time when the price of the euro is relatively low, resulting in an adverse effect on the value of the Shares.

The Depository owes no fiduciary duties to the Trust or the Shareholders, is not required to act in their best interest and could resign or be removed by the Sponsor, triggering early termination of the Trust.

The Depository is not a trustee for the Trust or the Shareholders. As stated above, the Depository is not obligated to maximize the interest rate paid to the Trust. In addition, the Depository has no duty to continue to act as the depository of the Trust. The Depository could terminate its role as depository for any reason whatsoever upon 90 days' notice to the Trust. Such a termination might result, for example, from the Depository's inability to reach agreement with the Sponsor regarding the interest rate to be paid to the Trust. In the event that the Depository were to resign or be removed, the Trust would terminate.

The Trust may be required to terminate and liquidate at a time disadvantageous to Shareholders.

If the Trust is required to terminate and liquidate, it may do so at a time disadvantageous to Shareholders, such as when the price of the euro has declined below the price prevailing when

Shareholders purchased their Shares. In such a case, the proceeds distributed to Shareholders will be less than they would have been had the price of the euro been higher at the time of sale. The proceeds in such a case also will be less than the amount originally invested in the Trust. See "Description of the Trust Agreement — Termination of the Trust" for more information about the termination of the Trust, including when the termination of the Trust may be triggered by events outside the direct control of the Sponsor, the Trustee or the Shareholders.

Redemption orders are subject to postponement, suspension or rejection by the Trustee under certain circumstances.

The Trustee may, in its discretion, and will when directed by the Sponsor, suspend the right of redemption or postpone the redemption settlement date (1) for any period during which the NYSE is closed other than customary weekend or holiday closings, or when trading on the NYSE is suspended or restricted, (2) for any period during which an emergency exists as a result of which the delivery, disposal or evaluation of euro is not reasonably practicable or (3) for such other period as the Sponsor determines to be necessary for the protection of Shareholders. In addition, the Trustee will reject a redemption order if the order is not in proper form as described in the Participant Agreement or if the fulfillment of the order, in the opinion of its counsel, might be unlawful. Any such postponement, suspension or rejection could adversely affect a redeeming Shareholder. For example, the resulting delay would adversely affect the value of the Shareholder's redemption distribution if the price per Share were to decline during the delay. See "Creation and Redemption of Shares — Redemption Procedures — Suspension or rejection of redemption orders." In the Trust Agreement, the Sponsor and the Trustee disclaim any liability for any loss or damage that may result from any such suspension or postponement.

Substantial sales of euro by the official sector could adversely affect an investment in the Shares.

The official sector consists of central banks, other governmental agencies and multi-lateral institutions that buy, sell and hold euro as part of their reserve assets. The official sector holds a significant amount of euro that can be mobilized in the open market. In the event that future economic, political or social conditions or pressures require members of the official sector to sell their euro simultaneously or in an uncoordinated manner, the demand for euro might not be sufficient to accommodate the sudden increase in the supply of euro to the market. Consequently, the price of euro could decline, which would adversely affect an investment in the Shares.

In issuing Baskets, the Trustee relies on certain information received from the Depository that is subject to confirmation after the Trustee has relied on the information. If this information turns out to be incorrect, then Baskets might have been issued in exchange for amounts of euro that were more or less than the amounts required to be deposited with the Trust.

The Depository's definitive records are prepared after the close of its business day. When issuing Baskets, however, the Trustee relies on information reporting the amount of euro credited to the Trust's account. The Trustee receives this information from the Depository during the business day, and the information is subject to correction during the preparation of the Depository's definitive records after the close of business. If the information relied upon by the Trustee is incorrect, then the amounts of euro actually received by the Trust might have been more or less than the amounts required to be deposited for the issuance of Baskets.

Use of Proceeds

The proceeds received by the Trust from the issuance and sale of Baskets are euro. Such proceeds will be deposited, in each case, in a euro-denominated, interest-bearing demand account of JPMorgan Chase, London Branch. In accordance with the Trust Agreement, during the life of the Trust these proceeds will only be (1) owned by the Trust and held by the Depository, (2) disbursed or sold as needed to pay the Trust's expenses and (3) distributed to Authorized Participants upon the redemption of Baskets.

Overview of the Foreign Exchange Industry

The foreign exchange market is the largest and most liquid financial market in the world. As of April 2004, the foreign exchange market experienced average daily turnover of approximately $1.88 trillion, which was a 57% increase (at current exchange rates) from 2001 daily averages. The foreign exchange market is predominantly an over-the-counter market, with no fixed location and it operates 24 hours a day, seven days a week. London, New York and Tokyo are the principal geographic centers of the world-wide foreign exchange market, with approximately 58% of all foreign exchange business executed in the U.K., U.S. and Japan. Other, smaller markets include Singapore, Zurich and Frankfurt.

Approximately 89% of foreign exchange transactions involve the USD, and approximately 37% involve the euro. The euro/USD pair is by far the most-traded currency pair and in recent years has comprised approximately 28% of the global turnover in foreign exchange. On the date of this prospectus, $1 USD was worth approximately        euro, calculated at the most recent Noon Buying Rate.

There are three major kinds of transactions in the traditional foreign exchange markets: spot transactions, outright forwards and foreign exchange swaps. "Spot" trades are foreign exchange transactions that settle typically within two business days with the counterparty to the trade. Spot transactions account for approximately 35% of reported daily volume in the traditional foreign exchange markets. "Forward" trades, which are transactions that settle on a date beyond spot, account for 12% of the reported daily volume, and "swap" transactions, in which two parties exchange two currencies on one or more specified dates over an agreed period and exchange them again when the period ends, account for the remaining 53% of volume. There also are transactions in currency options, which trade both over-the-counter and, in the U.S., on the Philadelphia Stock Exchange. Currency futures are transactions in which an institution buys or sells a standardized amount of foreign currency on an organized exchange for delivery on one of several specified dates. Currency futures are traded in a number of regulated markets, including the International Monetary Market division of the Chicago Mercantile Exchange, the Singapore Exchange Derivatives Trading Limited (formerly the Singapore International Monetary Exchange or SIMEX) and the London International Financial Futures Exchange (LIFFE). Over 85% of currency derivative products (swaps, options and futures) are traded OTC.

Participants in the foreign exchange market have various reasons for participating. Multinational corporations and importers need foreign currency to acquire materials or goods from abroad. Banks and multinational corporations sometimes require specific wholesale funding for their commercial loan or other foreign investment portfolios. Some participants hedge open currency exposure through off-balance-sheet products.

The primary market participants in foreign exchange are banks (including government-controlled central banks), investment banks, money managers, multinational corporations and institutional investors. The most significant participants are the major international commercial banks that act both as brokers and as dealers. In their dealer role, these banks maintain long or short positions in a currency and seek to profit from changes in exchange rates. In their broker role, the banks handle buy and sell orders from commercial customers, such as multinational corporations. The banks earn commissions when acting as agent. They profit from the spread between the rates at which they buy and sell currency for customers when they act as principal.

Typically, banks engage in transactions ranging from $5 million to $50 million in amount. Although banks will engage in smaller transactions, the fees that they charge have made the foreign currency markets relatively inaccessible to individual investors. Some banks allow individual investors to engage in spot trades without paying traditional commissions on the trades. Such trading is often not profitable for individual investors, however, because the banks charge the investor the spread between the bid and the ask price maintained by the bank on all purchases and sales. The overall effect of this fee structure depends on the spread maintained by the bank and the frequency with which the investor trades. Generally this fee structure is particularly disadvantageous to active traders.

The Euro

In 1998, the European Central Bank in Frankfurt was organized by Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain in order to establish a common currency — the euro. In 2001, Greece joined as the twelfth country adopting the euro as its national currency. Unlike the U.S. Federal Reserve System, the Bank of Japan and other comparable central banks, the European Central Bank is a central authority that conducts monetary policy for an economic area consisting of many otherwise largely autonomous states.

At its inception on January 1, 1999, the euro was launched as an electronic currency used by banks, foreign exchange dealers and stock markets. In 2002, the euro became cash currency for approximately 300 million citizens of 12 European countries. On May 1, 2004, ten additional countries joined the European Union and, subject to meeting rigorous criteria established by the European Central Bank, are expected to adopt the euro as their national currency some time before 2010. These countries are Cyprus (South), the Czech Republic, Estonia, Hungary, Latvia, Lithuania, Malta, Poland, Slovakia and Slovenia.

Although the European countries that have adopted the euro are members of the European Union, the United Kingdom, Denmark and Sweden are European Union members that have not adopted the euro as their national currency.

Investment Attributes of the Trust

The investment objective of the Trust is for the Shares to reflect the price of the euro. The Sponsor believes that, for many investors, the Shares represent a cost-effective investment relative to traditional means of investing in the foreign exchange market. As the value of the Shares is tied to the value of the euro held by the Trust, it is important in understanding the investment attributes of the Shares to first understand the investment attributes of euro.

TACTICAL AND STRATEGIC REASONS FOR EURO INVESTMENTS

All forms of investment carry some degree of risk. In addition, the Shares have the unique risks described in "Risk Factors."

Investors may wish to access the global currency markets in order to take advantage of short-term tactical or long-term strategic opportunities. From a tactical perspective, an investor that believes that the U.S. dollar is weakening relative to the euro may choose to buy euro in order to capitalize on the potential movement. An investor that believes that the euro is overvalued relative to the U.S. dollar may choose to sell euro. Sales may include short sales to the extent permitted by law.

From a strategic standpoint, since currency movements can affect returns on cross-border investments and businesses, an investor may choose to consider a currency hedging policy as an important risk control measure or may elect to employ active currency management techniques in order to enhance returns. For example, in the case where a U.S. investor is exposed to European equity returns and fixed income streams and the investor's liabilities are denominated in U.S. dollars, the investor may decide to hedge the currency exposure that exists within the European equity and fixed income portfolio by selling an appropriate amount of euro. Again, such sales may include short sales to the extent permitted by law. In doing this, the U.S. investor may be able to mitigate the impact that changes in exchange rates have on the returns associated with the European equity and fixed income components of the portfolio. This application is not limited to individual investors but may also be employed by business corporations that are exposed to the exchange risks associated with a variety of currencies and are looking to mitigate the impact of changes in exchange rates on their financial results. Also, an investor that is exposed to European equity returns and fixed income streams may want to include an actively managed component in the international portions of its portfolio in an effort to enhance returns with little increase (and possibly a decrease) to its risk profile.

There are many reasons why an investor may want to buy or sell foreign currencies, including making tactical shifts in an investment portfolio, hedging currency in a portfolio, enhancing returns in a portfolio and mitigating the impact that changes in exchange rates can have on financial results, to name a few. The global currency market provides investors with access to highly liquid markets with potentially lower management and holding costs than those associated with many other traditional diversification tools.

INDIRECT PARTICIPATION IN THE EURO MARKET

The Shares are intended to offer investors a new and different opportunity to participate in the euro market through an investment in securities. Historically, the logistics of foreign exchange have been a barrier to entry for many investors. This offering is aimed at overcoming the barriers to entry. A prospective purchaser of Shares should not not encounter any tasks or costs beyond those associated with purchasing another publicly-traded equity security.

The Shares are intended to provide institutional and retail investors with a simple, cost-effective means of gaining investment benefits similar to those of holding euro. The Shares are an investment that is:

Easily Accessible.    Investors will be able to access the euro market through a traditional brokerage account. When admitted to trading, the Shares will be bought and sold on the NYSE like any other exchange-listed security, except that they will regularly be traded until 4:15 PM (New York time) instead of 4:00 PM (New York time).

Exchange Traded.    Because they will be traded on the NYSE, the Shares will provide investors with an efficient means of implementing investment tactics and strategies that involve euro. NYSE-listed securities are eligible for margin accounts. Accordingly, investors will be able to purchase and hold Shares with borrowed money to the extent permitted by law.

Transparent.    The Shares will be backed by the assets of the Trust, which will not hold or use derivative products. The value of the holdings of the Trust will be reported on the Trust's website every business day.

INTEREST ON DEPOSITED EURO

The euro received by the Trust upon the creation of Baskets will be deposited, in each case, into a euro-denominated, interest-bearing demand account of JPMorgan Chase, London Branch. The interest rate payable upon the Trust's euro deposits is EONIA less 20 basis points. The Depository may change this rate if there are significant changes in the market, the euro balance in the Deposit Account is significantly different than anticipated by the Depository or EONIA ceases to accurately reflect the market. If the Sponsor believes that an interest rate proposed to be paid by the Depository is not competitive, the Sponsor's recourse will be to remove the Depository and terminate the Deposit Account. See "Description of the Deposit Account Agreement." Interest earned on the deposited euro, and any interest on interest, will be used primarily to pay the Trust's expenses.

TRUST EXPENSES

The Trust's ordinary expenses are reflected in the daily NAV of the Trust and will not exceed         % on an annualized basis of NAV. These expenses consist of fees based on the value of assets owned by the Trust and other expenses not based on the value of the Trust's assets. The Trust's asset-based expenses include the fees of the Trustee and the fees of the Sponsor (which include the fees of the Distributor for marketing activities and the asset-based portion of the fee of legal counsel to the Sponsor). The Trust's only ordinary recurring expense is expected to be the fees of the Sponsor.

The Sponsor has agreed to assume the following administrative and marketing expenses incurred by the Trust: the Trustee's fee, the Depository's fees, NYSE listing fees, SEC registration fees, printing and mailing costs, audit fees and expenses and legal fees and expenses. The Sponsor will also pay the costs of the Trust's organization and the initial sale of the Shares. In estimating the amount of such expenses that are accrued but unpaid, the Trust will use the Noon Buying Rate in effect at the estimate date. Since estimated expenses vary from actual expenses and because the euro/USD exchange rate varies over time, the USD amount estimated for accrued but unpaid expenses at any time may be more or less than the USD amount later paid for such expenses.

The Trust's asset-based fees will be accrued daily but are ordinarily payable monthly. The Trust pays its non-asset-based expenses periodically. It is expected that, under most circumstances, the interest earned on the euro deposited in the Trust will exceed the Trust's expenses. In order to pay the Trust's expenses, the Trustee will first use interest earned. If the interest is not sufficient to pay the expenses of the Trust, then the Trustee will sell euro as needed. In either case, euro will be converted to USD at a rate proximate to the Noon Buying Rate on the expense payment date in order that the expenses might be paid in USD with no accumulation of USD in the Deposit Account.

Shareholders do not have the option of choosing to pay their proportionate share of the Trust's expenses in lieu of having their share of expenses paid by the sale of the Trust's euro. Each sale of euro by the Trust is a taxable event to the Shareholders. See "United States Federal Tax Consequences — Taxation of U.S. Shareholders."

Description of the Trust

The Trust is a grantor trust to be formed under New York law pursuant to the Trust Agreement. The Trust holds euro and is expected from time to time to issue Baskets in exchange for deposits of euro and to distribute euro in connection with redemptions of Baskets. The investment objective of the Trust is for the Shares to reflect the price of the euro. The material terms of the Trust Agreement are discussed under "Description of the Trust Agreement." The Shares represent units of fractional undivided beneficial interest in, and ownership of, the Trust. The Trust is not managed like a business corporation or an active investment vehicle. The euro held by the Trust will only be sold (1) if needed to pay Trust expenses, (2) in the event the Trust terminates and liquidates its assets or (3) as otherwise required by law or regulation. The sale of euro by the Trust is a taxable event to Shareholders. See "United States Federal Tax Consequences — Taxation of U.S. Shareholders."

The Trust is not registered as an investment company under the Investment Company Act of 1940 and is not required to register under such Act.

The Trust creates and redeems Shares from time to time, but only in whole Baskets. A Basket is a block of 100,000 Shares. The number of Shares outstanding is expected to increase and decrease from time to time as a result of the creation and redemption of Baskets.

The creation and redemption of Baskets requires the delivery to the Trust or the distribution by the Trust of the amount of euro represented by the Baskets being created or redeemed. This amount is based on the combined NAV per Share of the number of Shares included in the Baskets being created or redeemed. Baskets may be created or redeemed only by Authorized Participants, which pay a transaction fee of $500 for each order to create or redeem Baskets. Authorized Participants may sell to other investors all or part of the Shares included in the Baskets that they purchase from the Trust. See "Plan of Distribution."

The Trustee determines the NAV of the Trust. In doing so, the Trustee values the euro held by the Trust on the basis of the Noon Buying Rate, which is the euro/USD exchange rate as determined by the Federal Reserve Bank of New York as of 12:00 PM (New York time) on each day that the NYSE is open for regular trading. If, on a particular Evaluation Day, the Noon Buying Rate has not been determined and announced by 2:00 PM (New York time)], then the most recent Federal Reserve Bank of New York determination of the Noon Buying Rate shall be used to determine the NAV of the Trust unless the Trustee, in consultation with the Sponsor, determines that such price is inappropriate to use as the basis for such valuation. In the event that the Trustee and the Sponsor determine that the most recent Federal Reserve Bank of New York determination of the Noon Buying Rate is not an appropriate basis for valuation of the Trust's euro, they shall determine an alternative basis for such evaluation to be employed by the Trustee. The Trustee also determines the NAV per Share, which equals the NAV of the Trust divided by the number of outstanding Shares. See "Description of the Trust Agreement — Valuation of Euro, Definition of Net Asset Value and Adjusted Net Asset Value" for a more detailed description of how the NAV of the Trust and the NAV per Share are calculated.

The Trust's assets will consist only of euro on demand deposit in a euro-denominated, interest-bearing account at JPMorgan Chase, London Branch. The Trust will not hold any derivative products. Each Share represents a proportional interest, based on the total number of Shares outstanding, in the euro owned by the Trust, less the estimated accrued but unpaid expenses (both asset-based and non-asset based) of the Trust. The Sponsor expects that the price of a Share will fluctuate in response to fluctuations in the price of the euro and that the price of a Share will reflect accumulated interest as well as the estimated accrued but unpaid expenses of the Trust.

Investors may obtain, 24 hours a day, foreign exchange pricing information based on the spot price of euro from various financial information service providers. Current spot prices are also generally available with bid/ask spreads from foreign exchange dealers. In addition, the Trust's website provides ongoing pricing information for euro spot prices and the Shares. Market prices for the Shares are available from a variety of sources, including brokerage firms, information websites and other information service providers. The NAV of the Trust is published by the Sponsor on each day that the NYSE is open for regular trading and is posted on the Trust's website.

The Trust will terminate upon the occurence of any of the termination events listed in the Trust Agreement and will otherwise terminate when the maximum period for which a grantor trust is allowed to exist under New York law expires. See "Description of the Trust Agreement — Termination of the Trust."

The Sponsor

The Sponsor of the Trust is PADCO Advisors II, Inc., a Maryland corporation doing business as Rydex Investments.

The Sponsor is responsible for establishing the Trust and for the registration of the Shares. The Sponsor generally oversees the performance of the Trustee and the Trust's principal service providers, but does not exercise day-to-day oversight over the Trustee or such service providers. The Sponsor regularly communicates with the Trustee to monitor the overall performance of the Trust. The Sponsor, with assistance and support from the Trustee, is responsible for preparing and filing periodic reports on behalf of the Trust with the SEC and will provide any required certification for such reports. The Sponsor will designate the independent certified public accountants of the Trust and may from time to time employ legal counsel for the Trust.

To assist the Sponsor in marketing the Shares and in accordance with the Trust Agreement, the Sponsor will enter into a Distributor Agreement with the Distributor and the Trust. The Sponsor may determine to engage additional or successor distributors. The fees of the Distributor and of any additional or successor distributor will be paid by the Sponsor from its fee paid from the assets of the Trust. See "The Distributor" for more information about the Distributor.

The Sponsor maintains a public website on behalf of the Trust, which contains information about the Trust and the Shares, and oversees certain Shareholder services, such as a call center and prospectus delivery.

The Sponsor may direct the Trustee in the conduct of its affairs, but only as provided in the Trust Agreement. For example, the Sponsor may direct the Trustee to sell the Trust's euro to pay expenses, to suspend a redemption order or postpone a redemption settlement date or to terminate the Trust if certain criteria are met. The Sponsor anticipates that, if the market capitalization of the Trust is less than $300 million (as adjusted for inflation) at any time after the first anniversary of the Trust's inception, then the Sponsor will, in accordance with the Trust Agreement, direct the Trustee to terminate and liquidate the Trust. The Sponsor may remove the Trustee and appoint a successor if the Trustee at any time fails to undertake or perform or becomes incapable of undertaking or performing any of its duties under the Trust Agreement, and such failure is not cured within fifteen business days following receipt by the Trustee of notice from the Sponsor of the failure, or the Trustee is adjudged bankrupt or insolvent, or a receiver of the Trustee or of its property is appointed, or a trustee or liquidator or any public officer takes charge or control of the Trustee or of its property or affairs for the purposes of rehabilitation, conservation or liquidation. The Sponsor will also remove the Trustee if the Trustee does not meet the qualifications for a trustee under the Trust Agreement. See "Description of the Trust Agreement — The Trustee — Resignation, discharge or removal of trustee; successor trustees" for more information.

Fees are paid to the Sponsor as compensation for services performed under the Trust Agreement and for services performed in connection with maintaining the Trust's website and marketing the Shares. The Sponsor's fee is payable monthly in arrears and is accrued daily at an annual rate equal to           % of the ANAV of the Trust. The Sponsor will be reimbursed by the Trust for all of its expenses incurred in connection with the Trust after the date of this prospectus.

M7 Ventures, LLC, a Delaware limited liability company, is providing product development support and consulting to the Sponsor in connection with the registration of this offering and is expected to provide support and consulting services to the Sponsor for the duration of the Trust. M7 and the Sponsor have also agreed to collaborate with one another relative to the development and offering of other related currency products. M7 has invested significant resources in the development of the Shares. In consideration of M7's efforts, past and future, the Sponsor has agreed to pay M7 a recurring fee for the duration of the Trust. M7 and the Sponsor have agreed to keep confidential all confidential and proprietary information that they share with one another. M7 has agreed not to solicit, initiate or encourage any inquiries, proposals or offers from anyone other than the Sponsor regarding the development of the Trust or of any other related currency products.

The Trustee

The Bank of New York, a banking corporation with trust powers organized under the laws of the State of New York, serves as the Trustee. BNY has a trust office at 2 Hanson Place, Brooklyn, New York 11217. BNY is subject to supervision by the New York State Banking Department and the Board of Governors of the U.S. Federal Reserve System. Information regarding creation and redemption Basket composition, the NAV of the Trust, transaction fees and the names of the parties that have executed Participant Agreements may be obtained from BNY. A copy of the Trust Agreement is available for inspection at BNY's trust office identified above. Under the Trust Agreement, the Trustee is required to maintain capital, surplus and undivided profits of $500 million.

The Trustee is generally responsible for the day-to-day administration of the Trust, including keeping the Trust's operational records. The Trustee's principal responsibilities include selling the Trust's euro if needed to pay the Trust's expenses, calculating the NAV of the Trust and the NAV per Share, receiving and processing orders from Authorized Participants to create and redeem Baskets and coordinating the processing of such orders with the Depository and DTC. See "The Depository."

The Trustee intends to regularly communicate with the Sponsor to monitor the over-all performance of the Trust. The Trustee, along with the Sponsor, consults with the Trust's legal, accounting and other professional service providers as needed. The Trustee assists and supports the Sponsor with the preparation of all periodic reports required to be filed with the SEC on behalf of the Trust.

Affiliates of the Trustee may from time to time act as Authorized Participants or purchase or sell euro or Shares for their own account, as agent for their customers and for accounts over which they exercise investment discretion.

The Depository

JPMorgan Chase Bank, N.A., London Branch, is the Depository. The Depository accepts Trust euro deposited with it as a banker by Authorized Participants in connection with the creation of Baskets. The Depository facilitates the transfer of euro into and out of the Trust through the euro deposit account maintained with it as a banker by the Trust.

The Depository will not be paid a fee for its services to the Trust. The Depository may earn a "spread" or "margin" over the rate of interest it pays to the Trust on the euro deposit balances.

The Depository is not a trustee for the Trust or the Shareholders. For further information about the function of the Depository, see "Description of the Deposit Account Agreement."

The Depository and its affiliates may from time to time act as Authorized Participants or purchase or sell euro or Shares for their own account, as agent for their customers and for accounts over which they exercise investment discretion.

The Distributor

Rydex Distributors, Inc. is the Distributor.

The Distributor is assisting the Sponsor in developing a marketing plan for the Trust on an ongoing basis, preparing marketing materials regarding the Shares, including the content on the Trust's website, executing the marketing plan for the Trust, and providing strategic and tactical research on the global foreign exchange market. For more information about the distribution of the Shares, see "Plan of Distribution" elsewhere in this prospectus.

The Distributor and its affiliates may from time to time act as Authorized Participants or purchase or sell euro or Shares for their own account, as agent for their customers and for accounts over which they exercise investment discretion.

Description of the Shares

The Trustee is authorized under the Trust Agreement to create and issue an unlimited number of Shares. The Trustee will create Shares only in Baskets (a Basket being a block of 100,000 Shares) and only upon the order of an Authorized Participant. The Shares represent units of fractional undivided beneficial interest in, and ownership of, the Trust and have no par value. Any creation and issuance of Shares above the amount registered with the SEC on the registration statement of which this prospectus is a part will require registration with the SEC (and listing with the NYSE) of the additional Shares.

LIMITED RIGHTS

The Shares are not a traditional investment. They are dissimilar from the "shares" of a corporation operating a business enterprise, with management and a board of directors. Trust Shareholders do not have rights normally associated with owning shares of a business corporation, including, for example, the right to bring "oppression" or "derivative" actions. All Shares are of the same class with equal rights and privileges. Each Share is transferable, is fully paid and non-assessable and entitles the holder to vote on the limited matters upon which Shareholders may vote under the Trust Agreement. The Shares do not entitle their holders to any conversion or pre-emptive rights or, except as provided below, any redemption or distribution rights.

Distributions.    A distribution (expected to be monthly) may be paid to the Shareholders in the amount of interest earned on the Trust's euro less estimated accrued but unpaid Trust expenses. In addition, if the Trust is terminated and liquidated, then the Trustee will distribute to the Shareholders upon surrender of their Shares any amounts remaining after the satisfaction of all outstanding liabilities of the Trust and the establishment of such reserves for applicable taxes, other governmental charges and contingent or future liabilities as the Trustee shall determine. All distributions will be made in U.S. dollars. The Trustee will effectuate the conversion and will determine the exchange rate, which will be proximate to the Noon Buying Rate on the record date for the distribution. Shareholders of record on the record date fixed by the Trustee for any distribution will be entitled to receive their pro-rata portion of the distribution.

Voting and Approvals.    Shareholders have no voting rights under the Trust Agreement, except in limited circumstances. If the holders of at least 25% of the Shares outstanding determine that the Trustee is in material breach of its obligations under the Trust Agreement, they may provide written notice to the Trustee (or require the Sponsor to do so) specifying the default and requiring the Trustee to cure such default. If the Trustee fails to cure such breach within 30 days after receipt of the notice, the Sponsor, acting on behalf of the Registered Owners, may remove the Trustee. The holders of at least 66-2/3% of the Shares outstanding may vote to remove the Trustee. The Trustee must terminate the Trust at the request of the holders of at least 75% of the outstanding Shares.

Redemption of Shares.    The Shares may be redeemed only by or through an Authorized Participant and only in Baskets. See "Creation and Redemption of Shares" for details on the redemption of Shares.

BOOK-ENTRY FORM

The Sponsor and the Trustee will apply to DTC for acceptance of the Shares in its book-entry settlement system. If the Shares are eligible for book-entry settlement, all Shares will be evidenced by global certificates issued by the Trustee to DTC and registered in the name of Cede & Co., as nominee for DTC. The global certificates will evidence all of the Shares outstanding at any time. Under the Trust Agreement, Shareholders must (1) be registered broker-dealers or other securities market participants, (2) be DTC Participants or Indirect Participants and (3) have entered into a Participant Agreement. The Shares will be transferable only through the book-entry system of DTC. A Shareholder that is not a DTC Participant will be able to transfer its Shares through DTC by instructing the DTC Participant holding its Shares (or by instructing the Indirect Participant or other entity through which its Shares are held) to transfer the Shares. Transfers will be made in accordance with standard securities industry practice.

Description of the Deposit Account Agreement

The Deposit Account Agreement between the Trust and the Depository establishes the Deposit Account. The Depository, as instructed by the Trustee, is authorized to accept euro deposits for the account of the Trust. The Depository is not a trustee for the Trust or the Shareholders. The Depository, as a banker, is obligated to repay the balance of the Deposit Account to the Trust on demand and in accordance with the terms and conditions of the Deposit Account Agreement. The following is a description of other material terms of the Deposit Account Agreement.

REPORTS

The Depository provides the Trustee with account reports identifying the credits and debits of euro to the Deposit Account including the credit of interest in euro to the Deposit Account. The Trustee will be required to examine the reports and account statements it receives from the Depository within a reasonable time of receipt and notify the Depository of any discrepancy promptly.

The Depository's records of all deposits and withdrawals of euro to the Deposit Account and all credits of interest in euro to the Deposit Account that occur on a business day, and the end-of-business-day account balance in the Deposit Account, are stated as of the close of the Depository's business (usually 4:00 PM, London time) on that business day.

FEES AND EXPENSES

Under the Deposit Account Agreement, the Depository is entitled to invoice the Trustee or debit the Deposit Account for out-of-pocket expenses. The Trust has also agreed to reimburse the Depository for any taxes, levies, imposts, deductions, charges, stamp, transaction and other duties and withholdings in connection with the Deposit Account, except for such items imposed on the overall net income of the Depository. Except for the reimburseable expenses just described, the Depository will not be paid a fee for its services to the Trust. The Depository may earn a "spread" or "margin" on the euro deposit balances it holds.

DEPOSIT ACCOUNT BALANCES

The euro received by the Trust upon the creation of Baskets will be deposited, in each case, into a euro-denominated, interest-bearing demand account maintained by the Trust with the Depository. If the Sponsor believes that an interest rate proposed to be paid by the Depository is not competitive, the Sponsor's recourse will be to remove the Depository and terminate the Deposit Account. Neither the Trustee nor the Sponsor has the power or authority to deposit the Trust's euro with any other person, entity or account, unless the Deposit Account is terminated. Resignation or removal of the Depository for any reason would result in termination of the Trust. See "Description of the Trust Agreement." Interest earned on the balance of the Trust Account, and any interest on interest, will be used primarily to pay the Trust's expenses.

EXCLUSION OF LIABILITY

The Depository will be responsible only for direct loss or damage that the Trust suffers resulting from the Depository's gross negligence or willful misconduct. Unless such loss or damages are due to the Depository's fraud, the Depository will not be liable for loss of business, profits or goodwill or any indirect, consequential, punitive or special damages, whether or not reasonably foreseeable, even if the Depository has been advised of the likelihood of such loss and even if such loss is the result of negligence, breach of contract or otherwise.

INDEMNITY

The Trust will, solely out of the Trust's assets, indemnify the Depository and each of its officers, directors, employees, subsidiaries and affiliates on demand against all costs and expenses, damages, claims, liabilities and losses (including legal fees) which the Depository or any such officer, director, employee, subsidiary or affiliate may suffer or incur directly or indirectly because of the Customer's breach of the Deposit Account Agreement, because the Depository acted on what it believed (in good faith and without gross negligence) to be the Trustee's communication or because of anything done under or as contemplated by the Deposit Account Agreement.

FORCE MAJEURE

The Depository is not liable for any damage, loss, expense or liability caused by acts of God, fire, flood, civil or labor disturbance, war or terrorism, act of any governmental authority or other act or threat of any authority, legal constraint, fraud or forgery (other than on the part of the Depository or any of its directors, officers or employees), malfunction of equipment (including any computer or related software) except where such malfunction is primarily attributable to the Depository's gross negligence in maintaining the equipment or software, failure of or the effect of rules or operations of any funds transfer system, inability to obtain or interruption of communications facilities, or any cause beyond the reasonable control of the Depository.

TERMINATION

The Depository may terminate the Deposit Account Agreement for any reason whatsoever upon 90 business days' prior notice. Before the expiration of such notice, the Depository will transfer any cleared balance in the Deposit Account in accordance with the Trustee's reasonable instructions. Any termination of the Deposit Account Agreement will terminate the Trust.

GOVERNING LAW; JURISDICTION

The Deposit Account Agreement is governed by English law. The Trustee consents to the exclusive jurisdiction of the courts of England to settle any dispute relating to the Deposit Account Agreement.

Creation and Redemption of Shares

The Trust creates and redeems Shares in Baskets on a continuous basis. A Basket is a block of 100,000 Shares. The creation and redemption of Baskets requires the delivery to the Trust or the distribution by the Trust of the amount of euro represented by the Baskets being created or redeemed. This amount is based on the combined NAV per Share of the number of Shares included in the Baskets being created or redeemed, determined on the day the order to create or redeem Baskets is properly received.

Authorized Participants are the only persons that may place orders to create and redeem Baskets. An Authorized Participant is a DTC Participant that is a registered broker-dealer or other securities market participant such as a bank or other financial institution that is not required to register as a broker-dealer to engage in securities transactions and has entered into a Participant Agreement with the Trustee. Only Authorized Participants may place orders to create or redeem Baskets. Before initiating a creation or redemption order, an Authorized Participant must have entered into a Participant Agreement with the Sponsor and the Trustee. The Participant Agreement states the procedures for the creation and redemption of Baskets and for the delivery of euro required for creations and redemptions. The Participant Agreements may be amended by the Trustee, the Sponsor and the relevant Authorized Participant. Authorized Participants pay a transaction fee of $500 to the Trustee for each order that they place to create or redeem one or more Baskets. Authorized Participants who make deposits with the Trust in exchange for Baskets receive no fees, commissions or other form of compensation or inducement of any kind from either the Sponsor or the Trust. No Authorized Participant has any obligation or responsibility to the Sponsor or the Trust to effect any sale or resale of Shares.

Authorized Participants are cautioned that some of their activities will result in their being deemed participants in a distribution in a manner which would render them statutory underwriters and subject them to the prospectus-delivery and liability provisions of the Securities Act, as described in "Plan of Distribution."

Certain Authorized Participants are expected to have the facility to participate directly in the global foreign exchange market. In some cases, an Authorized Participant may acquire euro from, or sell euro to, an affiliated foreign exchange trading desk, which may profit in these instances. The Sponsor believes that the size and operation of the foreign exchange market make it unlikely that an Authorized Participant's direct activities in the foreign exchange and securities markets will impact the price of euro or the price of Shares. Each Authorized Participant will be registered as a broker-dealer under the Exchange Act and will be regulated by the NASD, or else will be exempt from being (or otherwise will not be required to be) so registered or regulated, and will be qualified to act as a broker or dealer in the states or other jurisdictions where the nature of its business so requires. Certain Authorized Participants may be regulated under federal and state banking laws and regulations. Each Authorized Participant will have its own set of rules and procedures, internal controls and information barriers as it determines to be appropriate in light of its own regulatory regime.

Authorized Participants may act for their own accounts or as agents for broker-dealers, depositaries and other securities or foreign currency market participants that wish to create or redeem Baskets. An order for one or more Baskets may be placed by an Authorized Participant on behalf of multiple clients. As of the date of this prospectus,                                         ,                                        and                                                have each signed a Participant Agreement, and each of them, upon the effectiveness of its Participant Agreement, may create and redeem Baskets. Persons interested in purchasing Baskets should contact the Sponsor or the Trustee to obtain the contact information for the Authorized Participants. A Shareholder that is not an Authorized Participant will be able to redeem Shares only through an Authorized Participant.

The following description of the procedures for the creation and redemption of Baskets is only a summary. For more detail, refer to the relevant provisions of the Trust Agreement and the form of Participant Agreement, each of which is an exhibit to the registration statement of which this prospectus is a part. See "Where You Can Find More Information" for information about where you can obtain the registration statement.

CREATION PROCEDURES

On any business day, an Authorized Participant may place an order with the Trustee to create one or more Baskets. For purposes of processing both purchase and redemption orders, a "business day" means any day other than a day when the NYSE is closed for regular trading. Purchase orders must be placed by 4:00 PM (New York time) or the close of regular trading on the NYSE, whichever is earlier. The day on which the Trustee receives a valid purchase order is the purchase order date.

By placing a purchase order, an Authorized Participant agrees to deposit euro with the Trust, as described below. Before the delivery of Baskets for a purchase order, the Authorized Participant must also have wired to the Trustee the non-refundable transaction fee due for the purchase order.

Determination of required deposits

The total deposit required to create each Basket, called the Creation Basket Deposit, is an amount of euro bearing the same proportion to the number of Basets to be created as the total assets of the Trust (net of estimated accrued but unpaid expenses) bears to the total number of Baskets outstanding on the date that the order to purchase is properly received. The amount of the required deposit is determined by dividing the number of euro held by the Trust (net of estimated accrued but unpaid expenses) by the number of Baskets outstanding. All questions as to the composition of a Creation Basket Deposit are finally determined by the Trustee. The Trustee's determination of the Creation Basket Deposit shall be final and binding on all persons interested in the Trust.

Delivery of required deposits

An Authorized Participant who places a purchase order is responsible for delivering the Creation Basket Deposit to the Deposit Account by 2:30 PM (Central European time) on the third business day after the purchase order date. Authorized Participants will use the SWIFT system to make timely deposits through their bank correspondents in London. Upon receipt of the euro deposit of an Authorized Participant, the Trustee will direct DTC to credit the number of Baskets ordered to the Authorized Participant's DTC account. The expense and risk of delivery, ownership and safekeeping of euro until such euro have been received by the Depository shall be borne solely by the Authorized Participant.

Rejection of purchase orders

The Depository may reject a purchase order or a Creation Basket Deposit if:

•	It determines that the purchase order or the Creation Basket Deposit is not in proper form;

•	The Depository or the Sponsor determines that the purchase order or the Creation Basket Deposit would have adverse tax consequences to the Trust or its Shareholders;

•	The acceptance or receipt of the Creation Basket Deposit would, in the opinion of counsel to the Sponsor, be unlawful; or

•	Circumstances outside the control of the Trustee, the Sponsor or the Depository make it, for all practical purposes, not feasible to process creations of Baskets.

None of the Trustee, the Sponsor or the Depository will be liable for the rejection or acceptance of any purchase order or Creation Basket Deposit.

REDEMPTION PROCEDURES

The procedures by which an Authorized Participant can redeem one or more Baskets mirror the procedures for the creation of Baskets. On any business day, an Authorized Participant may place an order with the Trustee to redeem one or more Baskets. Redemption orders must be placed by 4:00 PM (New York time) or the close of regular trading on the NYSE, whichever is earlier. A redemption order so received is effective on the date it is received in satisfactory form by the Trustee. The redemption procedures allow Authorized Participants to redeem Baskets and do not entitle an individual Shareholder to redeem any Shares in an amount less than a Basket or to redeem Baskets other than through an Authorized Participant.

By placing a redemption order, an Authorized Participant agrees to deliver the Baskets to be redeemed through DTC's book-entry system to the Depository not later than 2:30 PM (Central European time) on the third business day after the redemption order date. Before the delivery of the redemption distribution for a redemption order, the Authorized Participant must also have wired to the Trustee the non-refundable transaction fee due for the redemption order.

Determination of redemption distribution

The redemption distribution from the Trust is a wire transfer, to an account of the redeeming Authorized Participant identified by the Authorized Participant, in the amount of the euro held by the Trust evidenced by the Shares being redeemed, giving effect to all estimated accrued but unpaid expenses. Redemption distributions are subject to the deduction of any applicable tax or other governmental charges that may be due. All questions as to the amount of a redemption distribution are finally determined by the Trustee. The Trustee's determination of the amount shall be final and binding on all persons interested in the Trust.

Delivery of redemption distribution

The redemption distribution due from the Trust is delivered to the Authorized Participant on the third business day after the redemption order date if, by 2:30 PM (Central European time) on the third business day after the redemption order date, the Trustee's DTC account has been credited with the Baskets to be redeemed. If the Trustee's DTC account has not been credited with all of the Baskets to be redeemed by that time, then the redemption distribution is delivered to the extent of whole Baskets received. Any remainder of the redemption distribution is delivered on the next business day to the extent of remaining whole Baskets received if the Trustee receives the fee applicable to the extension of the redemption distribution date that the Trustee may, from time to time, determine and the remaining Baskets to be redeemed are credited to the Trustee's DTC account by 2:30 PM (Central European time) on such next business day. Any further outstanding amount of the the redemption order will be cancelled. The Trustee also is authorized to deliver the redemption distribution notwithstanding that the Baskets to be redeemed are not credited to the Trustee's DTC account by 2:30 PM (Central European time) on the third business day after the redemption order date if the Authorized Participant has collateralized its obligation to deliver the Baskets through DTC's book-entry system on such terms as the Sponsor and the Trustee may agree upon from time to time.

The Depository wires the redemption amount from the Deposit Account to an account of the redeeming Authorized Participant identified by the Authorized Participant. The Authorized Participant and the Trust are each at risk in respect of euro credited to their respective accounts in the event of the Depository's insolvency. See "Risk Factors — Euro held in the Trust's euro account and any Authorized Participant's euro account will not be segregated from the Depository's assets . . .."

Suspension or rejection of redemption orders

The Trustee may, in its discretion, and will when directed by the Sponsor, suspend the right of redemption, or postpone the redemption settlement date, (1) for any period during which the NYSE is closed other than customary weekend or holiday closings, or trading on the NYSE is suspended or restricted, (2) for any period during which an emergency exists as a result of which delivery, disposal or evaluation of euro is not reasonably practicable or (3) for such other period as the Sponsor determines to be necessary for the protection of the Shareholders. None of the Sponsor, the Trustee or the Depository will be liable to any person or in any way for any loss or damages that may result from any such suspension or postponement.

The Trustee will reject a redemption order if the order is not in proper form as described in the Participant Agreement or if the fulfillment of the order, in the opinion of its counsel, might be unlawful.

CREATION AND REDEMPTION TRANSACTION FEE

To compensate the Trustee for services in processing the creation and redemption of Baskets, an Authorized Participant is required to pay a transaction fee to the Trustee of $500 per order to create or redeem Baskets. An order may include multiple Baskets. The transaction fee may be reduced, increased or otherwise changed by the Trustee with the consent of the Sponsor. The Trustee shall notify DTC of any agreement to change the transaction fee and will not implement any increase in the fee for the redemption of Baskets until 30 days after the date of the notice. A transaction fee may not exceed 0.10% of the value of a Basket at the time the creation and redemption order is accepted.

TAX RESPONSIBILITY

Authorized Participants are responsible for any transfer tax, sales or use tax, recording tax, value added tax or similar tax or governmental charge applicable to the creation or redemption of Baskets, regardless of whether or not such tax or charge is imposed directly on the Authorized Participant, and agree to indemnify the Sponsor, the Trustee and the Trust if they are required by law to pay any such tax, together with any applicable penalties, additions to tax or interest thereon.

LICENSE AGREEMENT

Under a license agreement, BNY will grant the Sponsor a non-exclusive, personal and non-transferable license under a BNY patent application covering systems and methods for securitizing a commodity. The license will allow the Sponsor to establish, operate and market investment products, based solely on the securitization of a single non-U.S. currency, that are covered by or encompassing a claim under or related to the patent application. The Sponsor will have the right to sublicense affiliates, partners, co-sponsors, joint ventures, trustees, depositaries and agents, but the license cannot be transferred without BNY's prior written consent. In exchange for the license, the Sponsor has appointed BNY as trustee of the Trust. The Sponsor will not initiate, directly or indirectly, any legal action against BNY for BNY's, or any affiliate's, use of any improvement, enhancement, modification, derivative work or upgrade made by the Sponsor to the rights licensed to it under the license agreement.

Description of the Trust Agreement

Description of the Trust Agreement

The Trust will operate in accordance with the terms of a Trust Agreement among the Sponsor, the Trustee, the registered holders and beneficial owners of Shares and all persons depositing euro for creation of Shares. The following is a description of the material terms of the Trust Agreement, which has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part.

THE SPONSOR

This section summarizes some of the important provisions of the Trust Agreement that apply to the Sponsor. For a general description of the Sponsor's role concerning the Trust, see "The Sponsor."

Liability of the Sponsor

The Sponsor is not subject to any liability under the Trust Agreement to any Shareholder or Authorized Participant, except for the Sponsor's negligent actions or actions taken in bad faith. The Sponsor is not obligated to prosecute any action, suit or other proceeding with respect to the Trust property. The Sponsor is entitled to rely on advice received from legal counsel, accountants, any Authorized Participant, any Shareholder or any other person that the Sponsor in good faith believes is competent to give such advice. The Sponsor is not obligated to comply with any direction or instruction from any Shareholder or Authorized Participant regarding the Shares except to the extent specifically provided in the Trust Agreement.

Indemnification of the Sponsor

The Sponsor and its members, directors, officers, employees, affiliates and subsidiaries are indemnified by the Trust and held harmless against certain losses, liabilities or expenses incurred in the performance of their duties under the Trust Agreement without negligence, bad faith, willful misconduct, willful malfeasance or reckless disregard of their obligations and duties. This indemnification includes payment from the Trust of the costs and expenses incurred by these parties in defending against any claim or liability under the Trust Agreement. The Sponsor may seek indemnification from the Trust for payments it makes in connection with its activities under the Trust Agreement to the extent the Sponsor's conduct does not disqualify it from receiving such indemnification under the terms of the Trust Agreement. Any amounts payable to the Sponsor may be paid in advance or secured by a lien on the Trust.

Resignation of the Sponsor; successor sponsor

The Sponsor may resign its position as sponsor at any time by delivering to the Trustee a written resignation. The resignation becomes effective when the Trustee appoints a successor sponsor or the Trustee itself agrees to act as sponsor. If a successor sponsor has not been found within 60 days following delivery of the Sponsor's resignation, the Trustee will terminate and liquidate the Trust and distribute all remaining assets to DTC for distribution to the Shareholders. Upon effective resignation, the Sponsor will be discharged and will no longer be liable in any manner except as to acts or omissions occurring before its resignation, and the new sponsor will then undertake and perform all duties and be entitled to all rights and compensation as sponsor under the Trust Agreement.

If the Sponsor fails to undertake or perform or becomes incapable of undertaking or performing any of its duties under the Trust Agreement, and the failure is not cured within 15 business days following receipt of notice from the Trustee of the failure, or if the Sponsor is adjudged bankrupt or insolvent, or a receiver of the Sponsor or of its property is appointed, or a trustee or liquidator or any public officer takes charge or control of the Sponsor or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, the Trustee may do any one or more of the following: (1) appoint a successor sponsor to assume, with such compensation from the Trust as the Trustee may deem reasonable under the circumstances, the duties and obligations of the Sponsor; (2) agree to act as sponsor without appointing a successor sponsor; or (3) terminate and liquidate the Trust and distribute its remaining assets. The Trustee has no obligation to appoint a successor sponsor or to assume the duties of the Sponsor and will have no liability to any person because the Trust is terminated as described in the preceding sentence.

The Sponsor may transfer all or substantially all of its assets to an entity which carries on the business of the Sponsor if at the time of the transfer the successor assumes all of the obligations of the Sponsor under the Trust Agreement. In such an event, the Sponsor will then be relieved of all further liability under the Trust Agreement.

THE TRUSTEE

This section summarizes some of the important provisions of the Trust Agreement that apply to the Trustee. For a general description of the Trustee's role concerning the Trust, see "The Trustee."

Qualifications of the Trustee

The Trustee and any successor trustee must be a bank, trust company, corporation or national banking association organized and doing business under the laws of the United States or any of its states, and authorized under such laws to exercise corporate trust powers and be a DTC Participant or a participant in another securities depository then acting on behalf of the Trust. In certain other circumstances, a Trustee or successor trustee may be appointed so long as it had, at the time of its most recent annual financial statements, an aggregate capital, surplus and undivided profits of not less than $500 million.

Duties of the Trustee

The Trustee is responsible for monitoring the performance of the Depository and for enforcing the obligations of the Depository as necessary to protect the Trust and the rights and interests of the Shareholders. As between the Trustee and the Sponsor, however, the Sponsor will monitor the interest rate paid by the Depository and has the right and duty to reject, for the Trust, an interest rate proposed by the Depository that the Sponsor considers noncompetitive. The Trustee has no right or duty in that regard. The Trustee shall have no liability for any such action taken at the direction of the Sponsor or, in the absence of such direction, any action taken by it in good faith.

Limitation on Trustee's liability

The Trustee is not subject to any liability under the Trust Agreement to any Shareholder or Authorized Participant, except for the Trustee's negligent actions or actions taken in bad faith. The Trustee is not obligated to prosecute any action, suit or other proceeding with respect to the Trust property. The Trustee is entitled to rely on advice received from legal counsel, accountants, any Authorized Participant, any Shareholder or any other person that the Sponsor in good faith believes is competent to give such advice. The Trustee is not obligated to comply with any direction or instruction from any Shareholder or Authorized Participant regarding the Shares except to the extent specifically provided in the Trust Agreement.

Indemnification of the Trustee

The Sponsor shall indemnify the Trustee, its directors, employees and agents against, and hold each of the harmless from, any loss, liability, cost, expense or judgment (including, but not limited to, the reasonable fees and expenses of counsel) that is incurred by any of them and that arises out of or is related to (i) any offer or sale by the Trust of Baskets of Shares, (ii) acts performed or omitted pursuant to the Trust Agreement, and (iii) any filings with or submissions to the SEC in connection with or with respect to Shares. However, the Sponsor is not obligated to indemnify the Trustee for losses attributable to (x) the negligence or bad faith of, or material breach of the terms of the Trust Agreement by, the Trustee, (y) written information furnished in writing from the Trustee to the Sponsor expressly for use in a registration statement filed with the SEC, or (z) any misrepresentations or omissions made by a Authorized Participant (other than the Sponsor) in connection with the offer and sale of Shares.

Taxes

The Trustee is not personally liable for any taxes or other governmental charges imposed upon the euro, or on the income therefrom or on the sale or proceeds of the sale of euro, or upon it as Trustee in respect of the Trust or the Shares. The Trustee will be reimbursed and indemnified by the Trust's assets for all such taxes and charges and for any expenses, including legal fees, that the Trustee may sustain or incur with respect to such taxes or charges, the payment of such amounts to be paid from the Deposit Account or secured by a lien on the Trust.

Actions taken to protect the Trust

The Trustee may, in its discretion, undertake any action that it considers necessary or desirable to protect the Trust or the interests of the Shareholders. The expenses incurred by the Trustee in connection therewith (including the fees and disbursements of legal counsel) shall be expenses of the Trust, and the Trustee shall be entitled to be reimbursed for those expenses by the Trust. The Trustee is, howeve, required to notify and consult with the Sponsor before undertaking any protective action or if the Trustee becomes aware of any development or event that affects the administration of the Trust but is not contemplated or provided for in the Trust Agreement.

Protection for amounts due to Trustee

The Trustee shall withdraw from the Deposit Account, amounts necessary to pay the Trust expenses provided for in the Trust Agreement and any otherwise unpaid expenses thereunder. If requested by the Sponsor and agreed to by the Trustee, the Trustee will advance amounts out of its own funds for the payment of Trust expenses, up to an agreed amount. The Trustee shall have a lien on the Deposit Account to the extent of all amounts advanced by it at the Sponsor's request. This lien shall be superior to the interest of the beneficial owners of the Shares.

Resignation, discharge or removal of Trustee; successor trustees

Resignation.    The Trustee may resign at any time by delivering written notice to the Sponsor. The Trustee's resignation shall take effect upon the appointment of a successor trustee and its acceptance of such appointment.

Removal by the Sponsor.    If the Trustee at any time fails to undertake or perform or becomes incapable of undertaking or performing any of its duties under the Trust Agreement, and such failure is not cured within fifteen business days following receipt by the Trustee of notice from the Sponsor of the failure, or the Trustee is adjudged bankrupt or insolvent, or a receiver of the Trustee or of its property is appointed, or a trustee or liquidator or any public officer takes charge or control of the Trustee or of its property or affairs for the purposes of rehabilitation, conservation or liquidation, then the Sponsor shall remove the Trustee and appoint a successor trustee.

Removal by Shareholders.    The holders of at least two-thirds (66-2/3%) of the Shares then outstanding may at any time remove the Trustee by written instrument or instruments delivered to the Trustee and Sponsor.

Removal for Material Breach.    If at any time the Trustee ceases to be a qualified bank (as defined in the Trust Agreement) or is in material breach of its obligations under the Trust Agreement and the

Trustee fails to cure such breach within 30 days after receipt by the Trustee of written notice specifiying such default from the Sponsor or Shareholders acting on behalf of at least 25% of the outstanding Shares specifying, the Sponsor, acting on behalf of the Shareholders, may remove the Trustee.

Appointing Successor Trustees.    If the Trustee resigns or is removed, the Sponsor, acting on behalf of the Shareholders, shall use its reasonable efforts to appoint a successor trustee that meets the requirements set forth in the Trust Agreement. Every successor trustee shall execute and deliver to its predecessor and to the Sponsor a written acceptance of its appointment. The successor trustee will then become fully vested with all the rights, powers, duties and obligations of the Trustee. Nevertheless, the predecessor trustee, upon payment of all sums due it and on the written request of the Sponsor shall execute and deliver an instrument transferring to the successor trustee all rights and powers of such predecessor hereunder, shall duly assign, transfer and deliver all right, title and interest in the Trust property to such successor, and shall deliver to such successor a list of the Shareholders of all outstanding Shares. The Sponsor or any such successor trustee shall promptly mail notice of the appointment of such successor trustee to the Shareholders.

Trustee's liability for successor trustee.    The Trustee shall not be liable for any acts or omissions made by a successor trustee whether in connection with a previous act or omission of the Trustee or in connection with any matter arising wholly after the resignation of the Trustee, provided that in connection with the issue out of which such potential liability arises the Trustee performed its obligations without negligence or bad faith while it acted as Trustee.

THE DEPOSITORY AND DEPOSIT OF THE TRUST'S EURO

This section summarizes some of the important provisions of the Trust Agreement that apply to the Depository and to the deposit of the Trust's euro with the Depository. For further description of the Depository's role, see "The Depository" and "Description of the Deposit Account Agreement."

The Trustee, on behalf of the Trust, has entered into the Deposit Account Agreement under which the Depository is to maintain the Trust Account.

Before entering into the Deposit Account Agreement, the Trustee determined that, subject to the risks described elsewhere in this prospectus, the Deposit Account Agreement establishing the Trust Account protects the Trust and the interests of the Shareholders.

Appointment and removal of Depository

If the Sponsor determines that there has been a material adverse change in the financial condition of the Depository, and if the Trustee concurs in that determination, then the Sponsor will terminate the Trust Agreement, remove the Trust's euro from the Depository and wind up the Trust.

VALUATION OF EURO, DEFINITION OF NET ASSET VALUE AND ADJUSTED NET ASSET VALUE

As promptly as practicable after the Federal Reserve Bank of New York announces the Noon Buying Rate for euro on each day that the NYSE is open for regular trading, the Trustee will value the euro held by the Trust and determine both the NAV and the ANAV of the Trust. If the Federal Reserve Bank of New York does not announce a Noon Buying Rate on a particular evaluation day, the Trustee will determine the value of the euro held by the Trust based on the most recently announced Noon Buying Rate. If the Trustee and the Sponsor determine that the Noon Buying Rate is not appropriate as a basis for valuation of the Trust, they will identify an alternative basis for evaluation to be applied by the Trustee. Neither the Trustee nor the Sponsor will be liable to any person for its determination that the most recently announced Noon Buying Rate is not appropriate as a bsis for evaluation of the euro held by the Trust, so long as that determination is made in good faith.

Once the value of the euro has been determined, the Trustee will subtract all estimated accrued but unpaid expenses and fees of the Trust that are or will be incurred or accrued through the close of the evaluation day (other than asset-based expenses accruing for the evaluation day) from the total value of the euro owned by the Trust. The resulting figure will be the ANAV of the Trust. The ANAV of the Trust will be used to compute the asset-based fees of the Trust. Such asset-based fees will be subtracted from the ANAV and the resulting figure will be the Trust's NAV. The Trustee will also determine the NAV per Share by dividing the NAV of the Trust by the number of the Shares outstanding as of the close of trading on the NYSE. Shares deliverable under a purchase order will be considered outstanidng for purposes of determining NAV per Share; Shares deliverable under a redemption order will not be considered outstanidng for this purpose. The Trustee's estimation of accrued but unpaid expenses will be conclusive upon all persons interested in the Trust.

EXPENSES OF THE TRUST

The Trust will incur asset-based fees based on the value of the assets owned by the Trust and other expenses not based on the value of the Trust's assets. The Trust's only ordinary recurring expense is expected to be the Sponsor's fee. The Sponsor's fee will be reflected in the daily NAV of the Trust and will not exceed         % of NAV. The Sponsor is obligated under the Trust Agreement to pay the organizational expenses of the Trust, the Trustee's monthly fee, the Depository's fee, the Distributor's fee, NYSE listing fees, SEC registration fees, printing and mailing costs, audit fees and legal fees.

The following additional expenses may be charged to the Trust (1) expenses and costs of any extraordinary services performed by the Trustee or the Sponsor on behalf of the Trust or action taken by the Trustee or the Sponsor to protect the Trust or interests of Shareholders; (2) indemnification of the Sponsor; (3) taxes and other governmental charges; and (4) expenses of the Trust other than those the Sponsor is obligated to pay pursuant to the Trust Agreement.

The Trust's expenses ordinarily are payable monthly. It is expected that, under most circumstances, the interest earned on the euro deposited in the Trust will exceed Trust expenses. In order to pay the Trust's expenses, the Trustee will make payments using euro held in the Despositary Account. For expenses not payable in euro, if any, the Trustee shall convert euro to other currencies as necessary to pay the Trust's expenses. The Trustee shall withdraw the smallest amount of euro required to purchase amounts of another currency sufficient to pay Trust expenses and the costs of currency conversion. The Trustee places orders with dealers (which may include the Depository) through which the Trustee expects to receive a commercially reasonable price and good execution of orders. Neither the Trustee nor the Sponsor is liable for depreciation or loss incurred by reason of any conversion. See "United States Federal Tax Consequences – Taxation of U.S. Shareholders" for information on the tax treatment of euro sales.

THE SECURITIES DEPOSITORY; BOOK-ENTRY-ONLY SYSTEM; GLOBAL SECURITY

It is anticipated that DTC will act as securities depository for the Shares. DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the U.S. Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of section 17A of the Exchange Act. DTC was created to hold securities of DTC Participants and to facilitate the clearance and settlement of transactions in such securities among the DTC Participants through electronic book-entry changes. This eliminates the need for physical movement of securities certificates. DTC Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to the DTC system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC Participant, either directly or indirectly. DTC has agreed to administer its book-entry system in accordance with its rules and by-laws and the requirements of law.

The Sponsor and the Trustee will apply to DTC for acceptance of the Shares in its book-entry settlement system. If the Shares are eligible for book-entry settlement, individual certificates will not be issued for the Shares. Instead, global certificates will be signed by the Trustee and the Sponsor on behalf of the Trust, registered in the name of Cede & Co., as nominee for DTC, and deposited with the Trustee on behalf of DTC. The global certificates will evidence all of the Shares outstanding at any time. The representations, undertakings and agreements made on the part of the Trust in the global certificates will be made and intended for the purpose of binding only the Trust and not the Trustee or the Sponsor individually.

Upon the settlement date of any creation, transfer or redemption of Shares, DTC will credit or debit, on its book-entry registration and transfer system, the amount of the Shares so created, transferred or redeemed to the accounts of the appropriate DTC Participants. The Trustee and the Authorized Participants will designate the accounts to be credited and charged in the case of creation or redemption of Shares.

Beneficial ownership of the Shares is limited to DTC Participants, Indirect Participants and persons holding interests through DTC Participants and Indirect Participants. Ownership of beneficial interests in the Shares will be shown on, and the transfer of ownership will be effected only through, records maintained by DTC (with respect to DTC Participants), the records of DTC Participants (with respect to Indirect Participants) and the records of Indirect Participants (with respect to Shareholders that are not DTC Participants or Indirect Participants). A Shareholder is expected to receive from or through the DTC Participant maintaining the account through which the Shareholder purchased its Shares a written confirmation relating to the purchase.

A Shareholder that is not a DTC Participants may transfer its Shares through DTC by instructing the DTC Participant or Indirect Participant through which the Shareholder holds its Shares to transfer the Shares. A Shareholder that is a DTC Participant may transfer its Shares by instructing DTC in accordance with the rules of DTC. Transfers will be made in accordance with standard securities industry practice.

DTC may discontinue providing its service with respect to Baskets or the Shares (or both) by giving notice to the Trustee and the Sponsor. Under such circumstances, the Trustee and the Sponsor would either find a replacement for DTC to perform its functions at a comparable cost or, if a replacement is unavailable, terminate the Trust.

The rights of the Shareholders generally must be exercised by DTC Participants acting on their behalf in accordance with the rules and procedures of DTC. Because it is anticipated that the Shares will only be held in book-entry form through DTC and DTC Participants, investors will rely on DTC, DTC Participants and any other financial intermediary through which they hold the Shares to receive the benefits and exercise the rights described in this section of the prospectus. Investors should consult with their brokers or banks to find out about procedures and requirements for securities held in book-entry form through DTC.

SHARE SPLITS

If the Sponsor believes that the per-Share price on the NYSE is outside a desirable trading range, then the Sponsor may direct the Trustee to declare a split or reverse split in the number of Shares outstanding and to make a corresponding change in the number of Shares constituting a Basket.

BOOKS AND RECORDS

The Trustee will keep proper books of record and account of the Trust at its office located in New York or such office as it may subsequently designate upon notice. These books and records are open to inspection by any person who establishes to the Trustee's satisfaction that such person is a Shareholder upon reasonable advance notice at all reasonable times during the usual business hours of the Trustee.

The Trustee keeps a copy of the Trust Agreement on file in its office which is available for inspection on reasonable advance notice at all reasonable times during its usual business hours by any Shareholder.

STATEMENTS, FILINGS AND REPORTS

After the end of each fiscal year and within the time period required by applicable law, the Sponsor will cause to be prepared an annual report for the Trust containing audited financial statements. The annual report will be in such form and contain such information as is then required by applicable laws, rules and regulations and may contain such additional information which the Sponsor determines shall be included. The annual report shall be filed with the SEC and the NYSE and shall be distributed to such persons and in such manner, as shall be required by applicable laws, rules and regulations.

The Sponsor is responsible for the registration and qualification of the Shares under the federal securities laws. The Sponsor will also prepare, or cause to be prepared, and file any periodic reports or current reports required under the Exchange Act. The Trustee will assist and support the Sponsor in the preparation of such reports.

The accounts of the Trust will be audited, as required by law and as may be directed by the Sponsor, by independent certified public accountants designated from time to time by the Sponsor. The accountants' report will be furnished by the Trustee to Shareholders upon request.

The costs incurred in connection with such statements, filings and reports are expenses of the Trust. See "Investment Attributes of the Trust — Trust Expenses" and "— Contingent Fee Reduction Feature."

TERMINATION OF THE TRUST

The Trustee may, in its sole discretion, set a date on which the Trust Agreement will terminate and mail notice of that termination to the registered holders of Shares at least 30 days prior to the date set for termination if any of the following occurs:

•	Shareholders holding at least 75% of the outstanding Shares notify the Trustee that they elect to terminate the Trust;

•	the Sponsor resigns or is unable to perform its duties or becomes bankrupt or insolvent and the Trustee does not appoint a successor and does not agree to act as sponsor; or

•	the aggregate market capitalization of the Trust, based on the closing price for the Shares, was less than $300 million for five consecutive trading days.

In addition, if any of the following events occurs, the Trustee may set a date on which the Trust Agreement will terminate and mail notice of that termination to the registered holders of Shares at least 30 days prior to the date set for termination if the Sponsor, having been notified by the Trustee of the occurrence of any such event, has notified the Trustee in writing that it has determined, in its sole discretion, to terminate the Trust Agreement:

•	the Trustee is notified that the Shares are delisted from the NYSE and have not been approved for listing on another national securities exchange within five business days of their delisting;

•	sixty days have elapsed since the Trustee notified the Sponsor of the Trustee's election to resign and a successor trustee has not been appointed and accepted its appointment;

•	the SEC determines that the Trust is an investment company under the Investment Company Act of 1940, as amended, and the Trustee has actual knowledge of the determination;

•	the Trust fails to qualify for treatment, or ceases to be treated, for United States federal income tax purposes, as a grantor trust, and the Trustee receives notice from the Sponsor that the Sponsor determines that, because of that tax treatment or change in tax treatment, termination of the Trust is advisable;

•	DTC is unwilling or unable to perform its functions under the Trust Agreement and no suitable replacement is available;

•	the Net Asset Value of the Trust remains less than $100 million for 30 consecutive business days at any time after the first 90 days of the Shares being traded on the NYSE;

•	the Depository resigns or is removed; or

•	all of the Trust's assets are sold.

In any event, the Trust will terminate upon expiration of the maximum period for which it is allowed to exist under New York law.

AMENDMENTS

The Trustee and the Sponsor may amend any provision of the Trust Agreement without the consent of any Shareholders. Any amendment that imposes or increases any fees or charges (other than taxes and other governmental charges, registration fees or other such expenses) or that otherwise prejudices any substantial existing right of the Shareholders will not become effective as to outstanding Shares until 30 days after notice of such amendment is given to the Shareholders. Every Shareholder, at the time any amendment so becomes effective, shall be deemed, by continuing to hold any Shares or an interest therein, to consent and agree to such amendment and to be bound by the Trust Agreement as amended thereby. In no event shall any amendment impair the right of the Shareholders to surrender Baskets of Shares and receive the amount of Trust property represented by the Baskets, except in order to comply with mandatory provisions of applicable law.

GOVERNING LAW; CONSENT TO NEW YORK JURISDICTION

The Trust Agreement, and the rights of the Sponsor, the Trustee, DTC (as registered owner of the Trust's global certificates for Shares) and the Shareholders under the Trust Agreement, are governed by the laws of the State of New York. The Sponsor, the Trustee and DTC and, by accepting Shares, each DTC Participant and each Shareholder, consents to the jurisdiction of any state or federal court in The City of New York, State of New York, in which any such suit or proceeding may be instituted. of the

State of New York and any federal court located in the borough of Manhattan in New York City. Such consent in not required for any person to assert a claim of New York jurisdiction over the Sponsor or the Trustee.

United States Federal Tax Consequences

The following discussion of the material U.S. federal income tax consequences that generally apply to the purchase, ownership and disposition of Shares by a U.S. Shareholder (as defined below), and certain U.S. federal income, gift and estate tax consequences that may apply to an investment in Shares by a Non-U.S. Shareholder (as defined below), represents, insofar as it describes conclusions as to U.S. federal tax law and subject to the limitations and qualifications described therein, the opinion of Foley & Lardner LLP, special United States federal tax counsel to the Sponsor. The discussion below is based on the Code, Treasury Regulations promulgated under the Code and judicial and administrative interpretations of the Code, all as in effect on the date of this prospectus and all of which are subject to change either prospectively or retroactively. The tax treatment of Shareholders may vary depending upon their own particular circumstances. Certain Shareholders (including broker-dealers, traders or other investors with special circumstances) may be subject to special rules not discussed below. Moreover, the discussion below does not address the effect of any state, local or foreign tax law on an owner of Shares. Purchasers of Shares are urged to consult their own tax advisors with respect to all federal, state, local and foreign tax law considerations potentially applicable to their investment in Shares.

For purposes of this discussion, a "U.S. Shareholder" is a Shareholder that is:

•	An individual who is treated as a citizen or resident of the United States for U.S. federal income tax purposes;

•	A corporation created or organized in or under the laws of the United States or any political subdivision thereof;

•	An estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•	A trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons (within the meaning of Code section 7701(a)(30)) have the authority to control all substantial decisions of the trust, or if the trust has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

For purposes of this discussion, a "Non-U.S. Shareholder" is a Shareholder that is not a U.S. Shareholder as defined above and that is classified for U.S. federal income tax purposes as being neither a partnership nor a "disregarded entity." For U.S. federal income tax purposes, the treatment of any beneficial owner of an interest in an entity classified as a partnership for U.S. federal income tax purposes will generally depend upon the status of the partner and upon the activities of the partnership. Partnerships and partners in partnerships should consult their tax advisors about the U.S. federal income tax consequences of purchasing, owning and disposing of Shares. For U.S. federal income tax purposes, the assets held by any entity that is classified as a "disregarded entity" and that has a single member are generally deemed to be held directly by such member.

TAXATION OF THE TRUST

The Trust is classified as a "grantor trust" for U.S. federal income tax purposes. As a result, the Trust itself is not subject to U.S. federal income tax. Instead, the Trust's income and expenses "flow through" to the Shareholders, and the Trustee will report the Trust's income, gains, losses and deductions to the Internal Revenue Service on that basis.

TAXATION OF U.S. SHAREHOLDERS

Shareholders generally will be treated, for U.S. federal income tax purposes, as if they directly owned a pro-rata share of the assets held in the Trust. Shareholders also will be treated as if they directly received their respective pro-rata shares of the Trust's income, if any, and as if they directly incurred their respective pro-rata shares of the Trust's expenses. In the case of a U.S. Shareholder that acquires Shares as part of a creation of a Basket, the delivery of euro to the Trust in exchange for the Shares will not be a taxable event to the Shareholder. With respect to the increase in the amount of the U.S. Shareholder's share of the euro held in the Trust that results from such a delivery, the Shareholder's aggregate tax basis (as determined immediately after such delivery) in those euro that are held in the Trust and that are attributable to such increase, and the Shareholder's aggregate tax basis in the Shares received upon such delivery, will each be the same as the Shareholder's aggregate tax basis (as determined immediately prior to such delivery) in the euro that are delivered by the Shareholder to the Trust.

Any Shares that are received by a U.S. Shareholder to evidence the Shareholder's pro-rata share of any interest earnings of the Trust generally will have a tax basis equal to the USD-equivalent of the amount of the Shareholder's pro-rata share of the interest earnings.

When the Trust sells euro — for example, to pay expenses — a U.S. Shareholder generally will recognize gain or loss in an amount equal to the difference between (1) the Shareholder's pro-rata share of the amount realized by the Trust upon the sale and (2) the Shareholder's tax basis for its pro-rata share of the euro that were sold.

Redemption of some or all of a U.S. Shareholder's Shares in exchange for the underlying euro represented by the Shares redeemed generally will not be a taxable event to the Shareholder. The Shareholder's tax basis for the euro received in the redemption generally will be the same as the Shareholder's tax basis for the portion of its pro rata share of the euro held in the Trust immediately prior to the redemption that is attributable to the Shares redeemed. In determining the portion of the U.S. Shareholder's total tax basis in the euro held in the Trust that is attributable to the Shares redeemed, the U.S. Shareholder generally will be required to use the method, if any, that it has used previously to determine the tax basis of nonfunctional currency amounts withdrawn from accounts with a bank or other financial institution. A subsequent sale of the euro received by the Shareholder will be a taxable event.

U.S. Shareholders that hold multiple lots of Shares, or that are contemplating acquiring multiple lots of Shares, are urged to consult their own tax advisers as to the determination of the tax basis for the underlying euro related to such Shares.

In the case of a U.S. Shareholder that uses the U.S. dollar as its functional currency, any gain or loss recognized by such U.S. Shareholder upon the sale of Shares, or upon the sale of euro by the Trust, generally will be treated under Code section 988 as ordinary income or loss for U.S. federal income tax purposes. The share of any interest income earned by the Trust that is allocable to a U.S. Shareholder will be treated as ordinary income for U.S. federal income tax purposes.

BROKERAGE FEES AND TRUST EXPENSES

Any brokerage or other transaction fee incurred by a Shareholder in purchasing Shares will be treated as part of the Shareholder's tax basis in the underlying assets of the Trust. Similarly, any brokerage fee incurred by a Shareholder in selling Shares will reduce the amount realized by the Shareholder with respect to the sale.

Shareholders will be required to recognize gain or loss upon a sale of euro by the Trust (as discussed above), even though some or all of the proceeds of such sale are used by the Trustee to pay Trust expenses. Shareholders may deduct their respective pro rata shares of each expense incurred by the Trust to the same extent as if they directly incurred the expense. Shareholders who are individuals, estates or trusts, however, may be required to treat some or all of the expenses of the Trust as miscellaneous itemized deductions. Individuals may deduct certain miscellaneous itemized deductions only to the extent they exceed 2% of adjusted gross income. In addition, such deductions may be subject to phase-outs and other limitations under applicable provisions of the Code.

INVESTMENT BY REGULATED INVESTMENT COMPANIES

Mutual funds and other investment vehicles which are "regulated investment companies" within the meaning of Code section 851 should consult with their tax advisors concerning (1) the likelihood that an investment in Shares, although they are a "security" within the meaning of the Investment

Company Act of 1940, may be considered an investment in the underlying euro for purposes of Code section 851(b) and (2) the extent to which an investment in Shares might nevertheless be consistent with preservation of the qualification of such vehicles under Code section 851.

UNITED STATES INFORMATION REPORTING AND BACKUP WITHHOLDING FOR U.S. AND NON-U.S. SHAREHOLDERS

The Trustee will file certain information returns with the IRS, and provide certain tax-related information to Shareholders, in connection with the Trust. Proposed regulations, if finalized in their current form, would require that each Shareholder be provided with information regarding its allocable portion of the Trust's annual income (if any) and expenses, and sales of Trust assets, including, in the case of a sale of euro, the amount of proceeds attributable to each Share. Each Shareholder, however, would be required to determine for itself the amount of gain or loss recognized with respect to such sales.

A U.S. Shareholder may be subject to U.S. backup withholding tax in certain circumstances unless it provides its taxpayer identification number and complies with certain certification procedures. A Non-U.S. Shareholder may have to comply with certification procedures to establish that the Shareholder is not a U.S. person in order to avoid the information reporting and backup withholding tax requirements.

The amount of any backup withholding will be allowed as a credit against a Shareholder's U.S. federal income tax liability and may entitle such a Shareholder to a refund, provided that the required information is furnished to the IRS.

INCOME TAXATION OF NON-U.S. SHAREHOLDERS

The Trust does not expect to generate taxable income except for gain (if any) upon the sale of euro and interest income. A Non-U.S. Shareholder generally will not be subject to U.S. federal income tax with respect to gain recognized upon the sale or other disposition of Shares, or upon the sale of euro by the Trust, unless: (1) the Non-U.S. Shareholder is an individual and is present in the United States for 183 days or more during the taxable year of the sale or other disposition, and the gain is treated as being from United States sources; or (2) the gain is effectively connected with the conduct by the Non-U.S. Shareholder of a trade or business in the United States.

A Non-U.S. Shareholder's share of any interest income earned by the Trust generally will not be subject to U.S. federal income tax unless the Shares owned by such Non-U.S. Shareholder are effectively connected with the conduct by the Non-U.S. Shareholder of a trade or business in the United States.

ESTATE AND GIFT TAX CONSIDERATIONS FOR NON-U.S. SHAREHOLDERS

An individual who is neither a citizen nor a resident (as specially defined for U.S. federal estate and gift tax purposes) of the United States is generally subject to U.S. estate tax on all property that has a U.S. "situs." An individual who is neither a citizen nor a resident (as specially defined for U.S. federal estate and gift tax purposes) of the United States is generally subject to U.S. federal gift tax on gifts of tangible personal property or real property having a U.S. situs. In addition, the U.S. federal "generation-skipping transfer tax" may apply in certain circumstances if an individual who is neither a citizen nor a resident (as specially defined for U.S. federal estate and gift tax purposes) of the United States makes a transfer of property that has a U.S. situs. Neither the Shares nor the euro underlying the Shares should be considered to have a U.S. situs for purposes of the U.S. federal estate tax, gift tax, and generation-skipping transfer tax.

Shareholders are urged to consult their tax advisers regarding the possible application of U.S. federal estate, gift, and generation-skipping transfer taxes in their particular circumstances.

TAXATION IN JURISDICTIONS OTHER THAN THE UNITED STATES

Prospective purchasers of Shares that are based in or acting out of a jurisdiction other than the United States are advised to consult their own tax advisers as to the tax consequences, under the laws of such jurisdiction (or any other jurisdiction not being the United States to which they are subject), of their purchase, holding, sale and redemption of or any other dealing in Shares and, in particular, as to whether any value added tax, other consumption tax or transfer tax is payable in relation to such purchase, holding, sale, redemption or other dealing.

ERISA and Related Considerations

The fiduciary investment rules of ERISA generally apply to private employee benefit plans and to certain investment funds in which such plans participate (ERISA Investors). These rules are generally not applicable to individual retirement arrangements (IRAs), plans covering only self-employed individuals, governmental plans, church plans or foreign plans (Non-ERISA Investors). Consequently, much of the following discussion of the fiduciary issues arising under ERISA is generally not applicable to such investors. Non-ERISA Investors may be subject to various other fiduciary requirements under state law or other applicable law, however, which they should consider before investing in the Shares.

ERISA Investors, as well as IRAs and plans covering only self-employed individuals, are generally subject to the prohibited transaction rules of Section 4975 of the Code and Section 302 of ERISA.

FIDUCIARY ISSUES

A fiduciary of an ERISA Investor should consider its fiduciary responsibilities under ERISA before investing in the Shares. These duties require the fiduciary to act solely in the interests of the ERISA plan's participants and beneficiaries. These duties also obligate the fiduciary to consider the appropriateness of any one given investment in light of the ERISA plan's entire portfolio.

Before investing in the Shares, fiduciaries of ERISA Investors should review and determine (1) ERISA's fiduciary standards, (2) whether an investment in the Shares would be consistent with ERISA's prudence and diversification requirements, including consideration of the "Risk Factors" disclosed elsewhere in this prospectus, (3) whether such an investment would constitute a direct or indirect non-exempt prohibited transaction and (4) whether the fiduciaries have the appropriate authority to make the investment under the governing ERISA plan documents and investment policies, as well as under Title I of ERISA.

Fiduciaries of ERISA Investors should also consider prohibitions in ERISA and in the Code relating to an ERISA Investor engaging in certain transactions involving "plan assets" with persons who are "parties in interest" under ERISA or "disqualified persons" under the Code with respect to such plan. As noted above, the prohibited transaction provisions of the Code also apply to some Non-ERISA Investors and such investors also should consider these provisions prior to investing in the Shares. These prohibited transaction rules are complex and may prohibit an investment in the Shares by certain ERISA Investors and Non-ERISA Investors.

ERISA Investors may currently maintain relationships with the Trustee, Sponsor or Depository or their principals or affiliates. Such entities may be deemed parties in interest with respect to an ERISA Investor. ERISA prohibits the use of plan assets for the benefit of a party in interest and also prohibits a fiduciary with respect to an ERISA Investor from using its position to cause an ERISA Investor to make an investment from which it or certain third parties related to the fiduciary would receive a fee or other consideration. Similar provisions are imposed by the Code with respect to IRAs and retirement plans covering only self employed individuals. In certain cases, exemptions apply with respect to certain transactions that might otherwise be prohibited by ERISA.

Each ERISA Investor should consult with its counsel to determine whether investment in the Shares may be prohibited by ERISA or otherwise would violate ERISA.

Each IRA Non-ERISA Investor should consult with its counsel to determine whether investment in the Shares may be prohibited by the Code.

PLAN ASSET ISSUES

It is anticipated that the Shares will constitute "publicly offered securities" as defined in Section 2510.3-101(b)(2) of the U.S. Department of Labor regulations. Accordingly, Shares purchased by an ERISA Investor will constitute Plan Assets, but the assets of the Trust will not be considered "plan assets" for purposes of ERISA.

Plan of Distribution

The Trust issues Shares in Baskets to Authorized Participants in exchange for deposits of the amount of euro represented by the Baskets being created. Because new Shares are created and issued on a continuous basis, throughout the life of the Trust a "distribution" (as such term is used in the Securities Act) will be occurring. Authorized Participants, other broker-dealers and other persons are cautioned that some of their activities will result in their being deemed participants in a distribution in a manner that would render them statutory underwriters and subject them to the prospectus-delivery and liability provisions of the Securities Act. For example, an Authorized Participant, other broker-dealer firm or its client will be deemed a statutory underwriter if it purchases a Basket from the Trust, breaks the Basket down into the constituent Shares and sells the Shares to its customers; or if it chooses to couple the creation of a supply of new Shares with an active selling effort involving solicitation of secondary market demand for the Shares. A determination of whether one is an underwriter must take into account all the facts and circumstances pertaining to the activities of the broker-dealer or its client in the particular case, and the examples mentioned above should not be considered a complete description of all the activities that would lead to categorization as an underwriter.

Investors who purchase Shares through a commission- or fee-based brokerage account may pay commissions or fees charged by the brokerage account. Investors are encouraged to review the terms of their brokerage accounts for details on applicable charges.

Dealers who are not "underwriters" but are participating in a distribution (as contrasted to ordinary secondary trading transactions), and thus dealing with Shares that are part of an "unsold allotment" within the meaning of section 4(3)(C) of the Securities Act, would be unable to take advantage of the prospectus-delivery exemption provided by section 4(3) of the Securities Act.

The Sponsor intends to qualify the Shares in states selected by the Sponsor and through broker-dealers that are members of the NASD. Investors intending to create or redeem Baskets through Authorized Participants in transactions not involving a broker-dealer registered in such investor's state of domicile or residence should consult their legal advisor regarding applicable broker-dealer or securities regulatory requirements under the state securities laws before such creation or redemption.

The Distributor is assisting the Sponsor in developing a marketing plan for the Trust, preparing marketing materials regarding the Shares, including the content of the Trust's website, executing the marketing plan for the Trust and providing strategic and tactical research on the foreign exchange markets, in each case in compliance with applicable laws and regulations.

Note to Secondary Market Investors: The Shares can be purchased or redeemed directly from the Trust only in Creation Baskets or Redemption Baskets, respectively. Each Creation Basket and Redemption Basket consists of 100,000 Shares and is expected to be worth several million dollars. Most individual investors, therefore, will not be able to purchase or redeem Shares directly from the Trust. Some of the information contained in this prospectus, including information about buying and selling Shares directly from and to the Trust, is not relevant to most investors. The Shares will be listed and traded on the NYSE and may be purchased and sold in lots of Shares. Individuals interested in purchasing Shares in the secondary market should contact their broker-dealers. Shares purchased or sold through a broker-dealer can be expected to carry a mark-up, mark-down or commission.

Legal Matters

The validity of the Shares will be passed upon for the Sponsor by Foley & Lardner LLP, who, as special United States tax counsel to the Trust, also will render an opinion regarding the material federal income tax consequences relating to the Shares. In addition to receiving customary legal fees, Foley & Lardner LLP will be paid an annual fee for the life of the Trust, based on the ANAV of the Trust, for its assistance in developing the structure of the Trust and this offering.

Experts

The Statement of Financial Condition included in this prospectus has been audited by                                                                , an independent registered public accounting firm, as stated in their report appearing herein, and has been included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Where You Can Find More Information

The Sponsor has filed on behalf of the Trust a registration statement on Form S-1 with the SEC under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement (including the exhibits to the registration statement), parts of which have been omitted in accordance with the rules and regulations of the SEC. For further information about the Trust or the Shares, please refer to the registration statement, which you may inspect, without charge, at the public reference facilities of the SEC at the below address or online at www.sec.gov, or obtain at prescribed rates from the public reference facilities of the SEC at the below address. Information about the Trust and the Shares also can be obtained from the Trust's website. The internet address of the Trust's website is www.currencyshares.com. This internet address is only provided here as a convenience to you to allow you to access the Trust's website. The information contained on or connected to the Trust's website is not part of this prospectus or the registration statement of which this prospectus is part.

The Trust is subject to the informational requirements of the Exchange Act. The Sponsor, on behalf of the Trust, will file quarterly and annual reports and other information with the SEC. The Sponsor will file an updated prospectus annually for the Trust pursuant to the Securities Act. The reports and other information can be inspected at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549 and online at www.sec.gov. You also may obtain copies of such material from the public reference facilities of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You may obtain more information concerning the operation of the public reference facilities of the SEC by calling the SEC at 1-800-SEC-0330 or visiting online at www.sec.gov.

Index to Financial Statements

[To be furnished by amendment.]

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

TABLE OF CONTENTS

Item 13.    Other Expenses of Issuance and Distribution.

The expenses expected to be incurred in connection with the issuance and distribution of the securities being registered are as set forth below. Except for the SEC registration fee, all such expenses are estimated.

SEC Registration Fee	$1,773
Printing and Engraving Expenses	200,000
Legal Fees and Expenses (1)	600,000
Insurance	100,000
Accounting	50,000
Miscellaneous	48,227
Total	$1,000,000

(1)	Excludes the additional fee of Foley & Lardner LLP based on the ANAV of the Trust.

Item 14.    Indemnification of Directors and Officers.

Item 14.    Indemnification of Directors and Officers.

Section 2-405.2 of the Maryland General Corporation Law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from: (a) actual receipt of an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received or (b) active and deliberate dishonesty that was material to the cause of action adjudicated in the proceeding. Our charter contains such a provision which eliminates directors' and officers' liability to the maximum extent permitted by Maryland law.

Section 2-418 of Maryland General Corporation Law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless a court orders indemnification and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (x) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (y) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

Section 7.1(d) of the Trust Agreement provides that the Sponsor and its directors, shareholders, officers, employees, affiliates and subsidiaries shall be indemnified from the Trust and held harmless against any loss, liability or expense incurred by an indemnified party without (1) negligence, bad faith, willful misconduct or willful malfeasance on the part of the indemnified party arising out of or in connection with the performance of its obligations under the Trust Agreement or any actions taken in accordance with the provisions of the Trust Agreement or (2) the indemnified party's reckless disregard of its obligations and duties under the Trust Agreement. The indemnity shall include payment from the Trust of the indemnified party's costs and expenses of defending itself against any claim or liability based on its capacity as Sponsor under the Trust Agreement.

Item 15.    Recent Sales of Unregistered Securities.

Not applicable.

Item 16.    Exhibits and Financial Statement Schedules.

(a)    Exhibits

Exhibit Number	Description
1.1	Form of Distributor Agreement*
3.1	Articles of Incorporation of PADCO Advisors II, Inc., d/b/a Rydex Investments
3.2	By-Laws of PADCO Advisors II, Inc., d/b/a Rydex Investments
4.1	Form of Trust Agreement
4.2	Form of Participant Agreement*
5.1	Opinion of Foley & Lardner LLP as to legality*
8.1	Opinion of Foley & Lardner LLP as to tax matters*
10.1	Form of Deposit Account Agreement
10.2	License Agreement*
23.1	Consent of independent registered public accounting firm*
23.2	Consents of Foley & Lardner LLP (included in Exhibits 5.1 and 8.1)*
24.1	Power of attorney (included on the signature page to the Trust's registration statement on Form S-1 filed with the SEC on June 7, 2005)
99.1	Code of Ethics of PADCO Advisors II, Inc., d/b/a Rydex Investments*

*    To be filed by amendment.

(b)    Financial Statement Schedules

Not applicable.

Item 17.    Undertakings.

The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rockville, Maryland, on June 7, 2005.

EURO CURRENCY TRUST

By PADCO ADVISORS II, INC., d/b/a Rydex Investments, Sponsor of the Euro Currency Trust
By /s/ Carl G. Verboncoeur Carl G. Verboncoeur CEO and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Carl G. Verboncoeur, George T. Simon, Patrick Daugherty and Yvette M. VanRiper, and each of them, individually, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any Rule 462(b) registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Capacity *	Date
/s/ Carl G. Verboncoeur	CEO and Treasurer	June 7, 2005
Carl G. Verboncoeur	(principal executive officer, principal financial officer and principal accounting officer)

*	The Registrant is a trust. These persons are signing in their capacities as officers of PADCO Advisors II, Inc., d/b/a Rydex Investments, the Sponsor of the Registrant.

Exhibit Index

Exhibit Number	Description
1.1	Form of Distributor Agreement*
3.1	Articles of Incorporation of PADCO Advisors II, Inc., d/b/a Rydex Investments
3.2	By-Laws of PADCO Advisors II, Inc., d/b/a Rydex Investments
4.1	Form of Trust Agreement
4.2	Form of Participant Agreement*
5.1	Opinion of Foley & Lardner LLP as to legality*
8.1	Opinion of Foley & Lardner LLP as to tax matters*
10.1	Form of Deposit Account Agreement
10.2	License Agreement*
23.1	Consent of independent registered public accounting firm*
23.2	Consents of Foley & Lardner LLP (included in Exhibits 5.1 and 8.1)*
24.1	Power of attorney (included on the signature page to the Trust's registration statement on Form S-1 filed with the SEC on June 7, 2005)
99.1	Code of Ethics of PADCO Advisors II, Inc., d/b/a Rydex Investments*

*	To be filed by amendment.